Exhibit 4.30

SHARE PURCHASE AGREEMENT

dated as of August 27, 2023

by and among

XPeng Inc.

DiDi Global Inc.

and

Da Vinci Auto Co. Limited

-ii-

-iii-

-iv-

-v-

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of August 27, 2023, is made by and among XPeng Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Purchaser”), DiDi Global Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Seller”) and Da Vinci Auto Co. Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of the Seller (the “Target HoldCo” and, collectively with the Purchaser and the Seller, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Seller owns certain smart auto business that develops, designs and engineers A-class automobile vehicles named “Mona” (“Mona”) (such business, as currently conducted directly or indirectly by the Seller Group, the “Business”), and the members of the Seller Group own and/or operate the Business as of the date hereof;

WHEREAS, as of the date hereof and immediately prior to the Initial Closing, the Target HoldCo owns the total issued and outstanding shares in Xiaoju Smart Auto Co. Limited (the “Target”), and the Seller intends to undertake a series of restructuring and reorganization steps, prior to the Initial Closing and as described in the Reorganization Plan on Exhibit A hereto, as updated from time to time pursuant to Section 7.01(c) (the “Reorganization Plan”), and such other steps may be mutually agreed in writing between the Parties in connection with the transactions contemplated by this Agreement, (collectively, the “Reorganization”), such that, immediately prior to the Initial Closing, the Target and its Subsidiaries (together with the Target, the “Target Group”) would, except for being reorganized into the Target Group, own all Business Assets and operate the Business as conducted as of the date hereof and independently on a standalone basis (except for any transition services or similar services contemplated by the Transaction Documents);

WHEREAS, Target HoldCo desires to, and the Seller desires to cause the Target HoldCo to, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Target HoldCo, upon and subject to the terms and conditions set forth in this Agreement, the total issued and outstanding shares in the Target (the “Target Shares”) owned by the Target HoldCo as the sole legal owner and representing indirect ownership of the Business upon the completion of the Reorganization and as of the Initial Closing (such purchase and acquisition, the “Acquisition of Business”);

WHEREAS, in consideration of the Acquisition of Business, the Purchaser desires to issue, allot, sell and deliver to the Seller or a Seller Designee, and the Seller desires to purchase and acquire from the Purchaser, or cause a Seller Designee to purchase and acquire from the Purchaser, upon and subject to the terms and subject to the conditions set forth in this Agreement, certain Class A Ordinary Shares; and

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, the Purchaser and the Seller (i) have entered into a Strategic Cooperation Agreement with the Purchaser (the “Strategic Cooperation Agreement”), in the form as attached hereto as Annex A, which contemplates certain business cooperation between the Parties and/or their Affiliates, as applicable, including the development by the Purchaser of Mona with the Business Assets and technology support from the Seller Group; (ii) contemplate to enter into, before the Initial Closing, an Patent Licensing Agreement (the “Patent Licensing Agreement”), in the form as attached hereto as Annex B, which contemplates licensing of intellectual properties by the Seller and/or its Affiliates to the Purchaser and/or its Affiliates after the Initial Closing; and (iii) contemplate to enter into, before the Initial Closing, a Technology Service Agreement (the “Technology Service Agreement”), which contemplates provision of technology services by the Seller and/or its Affiliates to the Purchaser and/or its Affiliates after the Initial Closing.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, the Seller and the Target HoldCo hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“2019 Equity Incentive Plan” means the equity incentive plan of the Purchaser approved and adopted in June 2020, as amended and restated in August 2020;

“Acquisition of Business” has the meaning set forth in the Recitals;

“Active Driver” means the individual ridesharing driver who (i) purchased a Mona Operation Model; and (ii) has completed at least one DiDi Transaction during the past twelve-month period as of the date of delivery of Mona Operation Model to such driver;

“Active Operation Mona” means the Mona Operation Model that is registered with any DiDi Platform for ridesharing and has been used to perform at least one DiDi Transaction within the six-month period after the date of delivery of such vehicle;

“ADS” means the American Depositary Shares of the Purchaser, each of which represents as of the date hereof two (2) Class A Ordinary Shares;

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person. For the avoidance of doubt, Target Entities are Affiliates of the Seller and Target HoldCo prior to the Initial Closing, and are Affiliates of the Purchaser at and after the Initial Closing;

“Agreement” has the meaning set forth in the Preamble;

“Ancillary Agreements” means the Strategic Cooperation Agreement, the Patent Licensing Agreement and the Technology Service Agreement, as amended from time to time;

“Assumed Liabilities” has the meaning set forth in Section 2.04;

“Back-to-Back Agreement(s)” has the meaning set forth in Section 2.07(b);

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

“Benchmark Cash Amount” means RMB675,000,000;

“Benchmark Number of Shares” means the 1,731,504,008 shares of the share capital of the Purchaser, being the number of issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares of the Purchaser as of the Measurement Date;

“BOM” means two documents, the file names of which contain “Mona 零件级别 CBOM-最新成 本及合同金额-外发20230823” and “产品配置清单-0721” respectively, attached to the electronic mail entitled “Re: 项目 Cost BOM 密码” sent by Gabrielle Li (李佳惠) to Xu Hui (许慧) on August 23, 2023;

“Books and Records” means originals or, to the extent originals are not available, true and complete copies of all of the books, records, files, work papers, data and information (including supplier lists, summaries of financial and accounting records, purchaser or sale orders and invoices, credit and collection records, product specifications, cost and pricing information, quality control records and manuals, product development files, correspondence and miscellaneous records with respect to suppliers, counterparties and all other general correspondence) in each case to the extent readily available to the Seller Group and in each case to the extent they are primarily used to conduct, are primarily held for use to conduct, or primarily relate to the Business, or primarily relate to the Business Assets, the Assumed Liabilities or the employment of the Recruited Employees;

“Bulletin 7” means the Tax notice issued by the PRC State Administration of Taxation titled the “State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises” (State Administration of Taxation Bulletin [2015] No. 7), as may be amended or supplemented from time to time, including any similar or replacement PRC Law on the Tax treatment of the off shore indirect transfer of “China Taxable Property” and including any similar applicable Laws in Mainland China against the avoidance of PRC Tax;

“Bulletin 7 Taxes” has the meaning set forth in Section 7.10(a);

“Business” has the meaning set forth in the Recitals;

“Business Assets” means all of the Seller Group’s rights, title and interests in, to and under all of the property and assets, real, personal, and mixed, tangible and intangible, of every kind and description, wherever located, owned by, leased to or licensed to the Seller Group or as to which any member of the Seller Group has any right, title, benefit or interest that in each case are, in accordance with this Agreement (including the Reorganization Plan), owned by the Target Group upon the full performance of the Reorganization Plan;

“Business Contracts” means all Contracts entered into by members of the Seller Group that are primarily used to conduct, are primarily held for use to conduct, or primarily relate to the Business (excluding any Contract relating to Business Employees or Employee Benefit Plans), which are qualified by the specified list(s) and description set forth in the Reorganization Plan;

“Business Day” means any day that is not a Saturday, a Sunday or another day on which commercial banks are required or authorized by Law to be closed in Mainland China, Hong Kong or New York;

“Business Employee Benefit Plan” means any Employee Benefit Plan in which current or former Business Employees participate or that is maintained by the Target Group;

“Business Employees” means the individuals employed on a full-time basis by the members of the Seller Group who regularly and consistently provide services to the Business;

“Business IP Rights” means Intellectual Property Rights that are primarily used to conduct, are primarily held for use to conduct, or primarily relate to the Business, in accordance with the specified lists and description set forth in the Reorganization Plan;

“Business Permits” has the meaning set forth in Section 5.17(a);

“Certain CSRC Filing Materials” has the meaning set forth in Section 7.11;

“Change of Control Consent Clause” means a provision in a Contract entitling a party other than a member of the Seller Group to consent, block, veto, termination or objection right with respect to the Transactions, regardless of whether such provision is phrased “change of control”, “change in control”, “anti-assignment” or otherwise;

“Change of Control Notice Clause” means a provision in a Contract entitling a party other than a member of the Seller Group to any right to be notified with respect to the Transactions prior to the Initial Closing, regardless of whether such provision is phrased “change of control”, “change in control”, “information rights” or otherwise;

“Class A Ordinary Shares” means the class A ordinary shares of the share capital of the Purchaser with a nominal value of US$0.00001 each;

“Class B Ordinary Shares” means the class B ordinary shares of the share capital of the Purchaser with a nominal value of US$0.00001 each;

“Closed Excluded Contracts” has the meaning ascribed to it in the Reorganization Plan.

“Closing” means, as applicable, the Initial Closing, SOP Closing, Tranche 1 Earn-Out Closings and Tranche 2 Earn-Out Closings;

“Closing Date” means, as applicable, the Initial Closing Date, SOP Closing Date, Tranche 1 Earn-Out Closing Dates and Tranche 2 Earn-Out Closing Dates;

“Closing Statement” has the meaning set forth in Section 2.08(a);

“Closing Statement Objection Notice” has the meaning set forth in Section 2.08(c);

“Closing Target Company Cash” means the amount of cash and cash equivalent that equals the aggregate amount to pay off and settle all actual Liabilities, which shall include payment obligations under or for any and all (i) Contracts that are binding upon any Target Entity as of the Initial Closing, (ii) Pre-Closing Breach Liabilities, (iii) severance obligations that are due or will be due to any Non-Business Employee who, prior to the Initial Closing, was employed by the Target Group, (iv) Taxes as a result of the Reorganization, and (v) other payables, notes payables, withholding expenses, advances and prepayments, account payables and Indebtedness, of the Target Group on a consolidated basis as of the Initial Closing Date, regardless of whether such payment obligations are mature or premature, due or non-due, or contingent or not as of the Initial Closing Date, but shall exclude (x) any payment obligation for parts and materials to be used after the SOP Milestone that has not become unconditional as of the Initial Closing Date; and (y) any payment obligation under any and all Business Contracts entered into by the Target Group after the Initial Closing Date;

“Confidential Information” has the meaning set forth in Section 7.12(c);

“Consideration Shares” means, as applicable, the Initial Consideration Shares, SOP Consideration Shares and Earn-Out Shares;

“Contract” means any agreement, contract (including contract by performance), binding purchase order, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other legally binding commitment, arrangement or understanding, whether written or oral;

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“CSRC” means the China Securities Regulatory Commission;

“CSRC Filing” means the filing (including any amendments, supplements and/or modifications thereof) in relation to the issuance, allotment and delivery of the Consideration Shares and any Transactions and any relevant supporting materials (including Mainland China legal opinion to be issued by the counsel for the Purchaser on the Mainland China laws, where applicable) with the CSRC pursuant to the applicable requirements under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (境内企业境外发行证券和上市管理试行办法) and supporting guidelines issued by the CSRC on 17 February 2023 (as amended, supplemented or otherwise modified from time to time);

“Data Protection Laws” means all Laws, national and industrial standards in any jurisdiction, as may be amended or updated from time to time, in relation to (i) Processing of Personal Data, and (ii) data security and cybersecurity (including all Laws in relation to data breach notification);

“Default” has the meaning set forth in Section 5.09(f);

“Depositary” has the meaning set forth in Section 7.13;

“DiDi Platform” means the platform and/or Internet application page (including Web, App and H5 page) possessed, owned or operated by the Seller Group;

“DiDi Transaction” means the ridesharing transaction connected by the DiDi Platform between driver and rider;

“Disclosure Letter” has the meaning set forth in Article V;

“Discontinued Business” has the meaning set forth in Section 5.06(f);

“Earn-Out Closing(s)” means, as applicable, the Tranche 1 Earn-Out Closings and Tranche 2 Earn-Out Closings;

“Earn-Out Closing Date(s)” means, as applicable, the Tranche 1 Earn-Out Closing Dates and Tranche 2 Earn-Out Closing Dates;

“Earn-Out Milestone” means, as applicable, the Tranche 1 Earn-Out Milestone and Tranche 2 Earn-Out Milestone;

“Earn-Out Period(s)” means, as applicable, the First Earn-Out Period and the Second Earn-Out Period;

“Earn-Out Shares” has the meaning set forth in Section 3.01(c);

“Employee Benefit Plan” means each “employee benefit plan”, including profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership, pension, retirement, change in control, retention, collective bargaining agreement, employee loan, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, redundancy, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, hospitalization, life insurance, other insurance plan, vacation, holiday, paid time off, fringe benefit or other employee benefit plan, agreement, custom, program, practice, policy, contract, commitment, arrangement or understanding, whether written or unwritten, tax qualified or non-qualified, subject to applicable Law or not, funded or unfunded, foreign or domestic, established, maintained, administered, sponsored, funded or contributed to (a) by the Seller Group or (b) for the benefit of any Business Employee;

“Environmental Permits” has the meaning set forth in Section 5.12(b);

“Excepted Transaction” has the meaning set forth in Section 7.16(b);

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Excluded Assets” has the meaning set forth in Section 2.03;

“Excluded Business Employees” means the Business Employees other than the Recruited Employees;

“Excluded Employee Liabilities” means (a) any payments, compensation, social security contributions, benefits or entitlements (including based on contractual provisions which provide new benefits or entitlements) that the Seller or any of its Affiliates owes or is obligated to provide, whether currently, prospectively or on a contingent basis, with respect to any current or former employee, temporary, loaned or agency employee or independent contractor or service provider, that in each case is in respect of periods prior to the Initial Closing Date, (b) any Liabilities, payments, obligations, costs, expenses or disbursements related to current or former employees, temporary, loaned or agency employee or independent contractor or service provider, under applicable Law or applicable labor agreements, that in each case is incurred, accrued or arising on or prior to the Initial Closing Date, (c) any Loss of the Seller or any of its Affiliates which arises under or relates to any Employee Benefit Plan, (d) any Liabilities or payments that would be due, to an employee, due to the implementation of the Reorganization and other Transactions, including severance obligations that arise or result from or relate to transfer of the Recruited Employees to the Target Group or termination of any Excluded Business Employee or Non-Business Employee, (e) any obligation of the members of the Seller Group to indemnify an employee for non-competition indemnity, notice period indemnity or any other indemnity of any nature whatsoever in each case resulting from any action or omission by any member of the Seller Group that occurred on or prior to the Initial Closing Date and (f) all Liabilities that are due or will be due to Non-Business Employees and Excluded Business Employees whether arising prior to, at or after the Initial Closing;

“Excluded Liabilities” has the meaning set forth in Section 2.05;

“Excluded Liabilities Assertion” has the meaning set forth in Section 13.02(a);

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final order or judgment that is or has become non-appealable or (c) an arbitrator or arbitration panel shall have rendered a final determination with respect to disputes the parties have agreed to submit thereto that is or has become non-appealable;

“Financial Statements” means the financial statements relating to the Business attached to Schedule 5.05 of the Disclosure Letter, including any related notes and schedules thereto;

“Financial Statements Date” has the meaning set forth in Section 5.05(a);

“First Earn-Out Period” means the 13-month period immediately following the SOD Milestone;

“First Earn-Out Period Milestone” means the aggregate Mona Delivery Volume within the First Earn-Out Period reaching 100,000 at any time during the First Earn-Out Period, as determined in accordance with the mechanism as set forth in the Appendix B;

“First Tranche 1 Earn-Out Closing” has the meaning set forth in Section 4.01(c);

“First Tranche 1 Earn-Out Closing Date” means the date of the First Tranche 1 Earn-Out Closing;

“First Tranche 2 Earn-Out Closing” has the meaning set forth in Section 4.01(d);

“First Tranche 2 Earn-Out Closing Date” means the date of the First Tranche 2 Earn-Out Closing;

“Fixed Business Assets” has the meaning set forth in Section 5.06(c);

“GAAP” means the generally accepted accounting principles in the United States;

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern(s) its internal affairs. The “Governing Documents” of a corporation or a company are its certificate of incorporation, memorandum and articles of association, articles of incorporation, bylaws and documents equivalent thereto pursuant to applicable Law;

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or any governing body of a stock exchange;

“HKIAC” means the Hong Kong International Arbitration Centre;

“HKSE” means The Stock Exchange of Hong Kong Limited;

“HKSE Documents” means, collectively, all announcements, circulars, reports, and other documents required to be published on the website of the HKSE pursuant to the Listing Rules from time to time;

“HKSE Listing Approval” means the approval of the HKSE for listing of and permission to deal in the respective Consideration Shares to be issued and delivered pursuant to this Agreement;

“HK$” means Hong Kong dollars, the lawful currency of the Hong Kong Special Administrative Region of the PRC;

“Indebtedness” means all indebtedness for borrowed money, including all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument;

“Indemnified Liabilities” has the meaning set forth in Section 13.02(a);

“Independent Closing Statement Referee” has the meaning set forth in Section 2.08(d);

“Initial Closing” has the meaning set forth in Section 4.01(a);

“Initial Closing Date” has the meaning set forth in Section 4.01(a);

“Initial Consideration Shares” has the meaning set forth in Section 3.01(a);

“Insurance Policies” has the meaning set forth in Section 5.22;

“Insurance Proceeds” has the meaning set forth in Section 7.06;

“Intellectual Property Rights” means any and all intellectual property rights and proprietary rights arising under the laws of the Mainland China or any other jurisdiction in the world, including with respect to any of the following: (i) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, utility model, certificates of invention, design patents, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto, (ii) copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing, (iii) trade secrets and other confidential and proprietary information, including know-how (whether patentable or unpatentable and whether or not reduced to practice), inventions, methods, processes, techniques, formulas, technology, technical data, designs, drawings and specifications, supplier or customer lists, pricing and cost information, business and marketing plans and proposals, and all licenses or other rights to use any technical information, in each case, that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, (iv) computer software, data and documentation (including data collected from, through or otherwise by means of the Internet), in each case whether or not copyrightable, databases, and any and all software implementations of algorithms, specifications, models and methodologies, whether in source code or object code, design documents, operating systems, flow-charts, user manuals and training materials relating thereto, and (v) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions and renewals of same;

“Inventory” means, to the extent they are primarily used to conduct, are primarily held for use to conduct, or primarily relate to, the Business, all inventory including all raw materials, work-in-process and finished goods, in-process customer-owned tooling, wrapping, supply and packaging items, supplies and spare parts to be used or consumed in the production of finished goods;

“IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content;

“Jingju” has the meaning ascribed to it in the Reorganization Plan;

“Jingju Share” has the meaning ascribed to it in the Reorganization Plan;

“Jingju Transferee” has the meaning ascribed to it in the Reorganization Plan;

“Judgment” means judgment, order, injunction or decree;

“Judian” has the meaning ascribed to it in the Reorganization Plan;

“knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers (as defined in Rule 405 under the Securities Act);

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over any member of the Seller Group or the Purchaser, as the case may be;

“Leased Real Property” has the meaning set forth in Section 5.07(b);

“Liability” shall mean any indebtedness, liability, claim, loss, damage, penalty or obligation, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, whether or not accrued, whether known or unknown, disputed or undisputed, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

“Lien” means any lien (statutory or other), mortgage, hypothecation, charge, pledge, security interest, restriction (including any restriction on use), reservation or condition on transferability, lease, title retention agreement, conditional sale agreement, equitable interest, license, option, encumbrance, right of way, easement, encroachment, servitude, defect of title or other claim, encroachment or other encumbrance of any nature, right of first option, right of first refusal, restriction on voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership or any other claim or charge similar in purpose or effect to any of the foregoing;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Lock-Up Periods” has the meaning set forth in Section 7.16(a);

“Long Stop Date” means March 31, 2024;

“Loss” means any loss, Liability, expense, payments, disbursements (including reasonable fees and expenses of outside counsel), interest, penalty, imposition, assessment, fine, cost or damages (including any settlement costs or lost profits);

“Mainland China” means the PRC, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan;

“Mainland China Tax Authority” means the State Taxation Administration of the People’s Republic of China and any other Governmental Authority of the Mainland China responsible for the administration of any Taxes;

“Market Value” has the meaning set forth in Section 13.03(c);

“Material Contracts” has the meaning set forth in Section 5.09(b);

“Material Subsidiary” means a Subsidiary of the Purchaser that is listed in Exhibit 8.1 to the Purchaser’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 12, 2023;

“Measurement Date” means July 31, 2023;

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Purchaser in effect from time to time;

“Mona” has the meaning set forth in the Recitals, and shall include the Mona Operation Model and other car models of Mona;

“Mona Delivery Volume” means the aggregate of (i) delivery volume of the Mona Operation Model to the Active Drivers, (ii) delivery volume of Active Operation Mona (to the extent not covered in (i)); (iii) delivery volume to the Recent Drivers (to the extent not covered in (i) or (ii)); and (iv) twenty-five percent (25%) of the delivery volume to the Test-Drive Customers (to the extent not covered in (i), (ii) or (iii));

“Mona Operation Model” means the vehicle model of Mona as it will be registered with Ministry of Industry and Information Technology of the People’s Republic of China, which (i) is designed to be used in the course of commercial operations and equipped with a lower-level configuration of an autonomous driving system; and (ii) carries a lower sales price than the other models of Mona;

“Money Laundering Laws” has the meaning set forth in Section 5.29;

“New Employees” has the meaning set forth in Section 8.01(b);

“Non-Assignable Contract” has the meaning set forth in Section 2.07(a);

“Non-Business Employee(s)” means the Person(s) employed by the members of the Seller Group who are not Business Employees;

“Notifiable Contract” has the meaning set forth in Section 2.06;

“Notification Letter” has the meaning set forth in Section 2.06;

“NYSE” means the New York Stock Exchange;

“NYSE Listing Authorization” means the authorization by the NYSE of a supplemental listing application filed by the Purchaser with respect to the respective Consideration Shares;

“Owned Real Property” has the meaning set forth in Section 5.07(a);

“Party” or “Parties” has the meaning set forth in the Preamble;

“Patent Licensing Agreement” has the meaning set forth in the Recitals, and in the form set forth in Annex B to this Agreement;

“Permits” means the permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority or other Person;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“Personal Data” means information that identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with, an individual, browser, device or household, including information that is defined as “personal data,” “personally identifiable information,” or “personal information” (or similar terms) under any applicable Law;

“Personal Property” means, to the extent they are primarily used to conduct, are primarily held for use to conduct, or primarily relate to, the Business, all personal property of any kind (other than Inventory), including all machinery, equipment, computer hardware, vehicles, tools, dies, repair and replacement parts, and office furniture, fixtures, supplies, and materials;

“Post-Closing Adjustment” has the meaning set forth in Section 2.08(b);

“PRC” means the People’s Republic of China;

“PRC Regulatory Filings” means all filings necessary under the applicable Mainland China Laws (including, for the avoidance of doubt, the enumerated PRC Regulatory Filings) in respect of the Transactions;

“PRC Tax Returns” has the meaning set forth in Section 7.10(c);

“Pre-Closing Breach Liabilities” means all Liabilities in respect of the Business Contracts and other Business Assets to the extent arising out of or based on any breach that occurred prior to the Initial Closing;

“Proceeding(s)” means legal, administrative, governmental, arbitral or other claims, suits, demands, actions, or proceedings or governmental or regulatory investigations;

“Processing” collectively, the receipt, collection, use, storage, processing, sharing, transmission, protection, disclosure, transfer (including cross-border transfers) and disposal;

“Proposed Employee(s)” has the meaning set forth in Section 8.01(a);

“Public Documents” means, collectively, the HKSE Documents and SEC Documents;

“Purchaser” has the meaning set forth in the Preamble;

“Purchaser Contract Party” has the meaning set forth in Section 2.07(b)(i);

“Purchaser Indemnified Persons” has the meaning set forth in Section 13.02(a);

“Purchaser Material Adverse Effect” means any material adverse effect on the business, properties, financial condition, assets or results of operations of the Purchaser and its Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following exceptions be deemed to constitute, nor shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (i) any effect resulting from the announcement, pendency or consummation of the transactions contemplated by, or from compliance with the terms and conditions of, the Transaction Documents, (ii) any effect that results from changes generally affecting any of the principal industries in which the Purchaser or its Subsidiaries operate, (iii) any effect that results from changes affecting general economic, financial, credit or securities market conditions in the Mainland China, Hong Kong, the United States or globally, including changes in interest rates or foreign exchange rates, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster, declaration of war, act of terrorism, armed hostilities or other similar force majeure event, (v) changes in generally accepted accounting principles or any interpretation thereof that are applicable to the Purchaser or any of its Subsidiaries, or changes in applicable Laws or any interpretation or enforcement thereof, (vi) actions taken (or omitted to be taken) at the request of or with the prior consent of any member of the Seller Group; (vii) any failure to meet any public projections, forecasts, or guidance by any the Purchaser and/or its Subsidiaries, provided that the underlying causes that lead to any failure to meet any public projections, forecasts, or guidance as set forth in this clause (vii) may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred, or (viii) any change in the Purchaser’s stock price or trading volume, provided that the underlying causes that lead to such change as set forth in this clause (viii) may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred; provided further that with respect to clauses (ii), (iii) and (v), such change does not have a materially disproportionate adverse effect on the Purchaser and its Subsidiaries, taken as a whole, compared to major competitors of the Purchaser and its Subsidiaries or other companies of similar size operating in the principal industries in which the Purchaser or its Subsidiaries operate;

“Purchaser Permits” has the meaning set forth in Section 6.07;

“Real Property” has the meaning set forth in Section 5.07(b);

“Recent Driver” means the individual ridesharing driver who (i) purchased a Mona (other than the Mona Operation Model); and (ii) has completed at least one DiDi Transaction within the six-month period before or after the date of delivery of Mona to such driver;

“Recruited Employees” has the meaning set forth in Section 8.01(b);

“Reorganization” has the meaning set forth in the Recitals;

“Reorganization Account” has the meaning set forth in Section 7.05;

“Reorganization Liabilities” has the meaning set forth in Section 13.02(a);

“Reorganization Plan” has the meaning set forth in the Recitals;

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents or advisors of such Person;

“Retained Entities” means, collectively, members of the Seller Group excluding any Target Entity;

“RMB” means Renminbi, the lawful currency of Mainland China;

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder;

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Documents” means, collectively, all statements, reports, schedules, forms and other documents required to be filed or furnished by the Purchaser to or with the SEC pursuant to the Securities Act, Exchange Act and Sarbanes-Oxley Act from time to time, together with all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein;

“Second Earn-Out Period” means the 12-month period immediately following the expiry of the First Earn-Out Period;

“Second Earn-Out Period Milestone” means the aggregate Mona Delivery Volume within the Second Earn-Out Period reaching 100,000 at any time during the Second Earn-Out Period, as determined in accordance with the mechanism as set forth in the Appendix B;

“Second Tranche 1 Earn-Out Closing” has the meaning set forth in Section 4.01(c);

“Second Tranche 1 Earn-Out Closing Date” means the date of the Second Tranche 1 Earn-Out Closing;

“Second Tranche 2 Earn-Out Closing” has the meaning set forth in Section 4.01(d);

“Second Tranche 2 Earn-Out Closing Date” means the date of the Second Tranche 2 Earn-Out Closing;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Seller” has the meaning set forth in the Preamble;

“Seller Designee” has the meaning set forth in Section 14.10;

“Seller Group” means the Seller and any of its Subsidiaries, which shall include the members of the Target Group prior to the Initial Closing and exclude such members after the Initial Closing;

“Seller Indemnified Persons” has the meaning set forth in Section 13.02(b);

“Seller Indemnity Cap” has the meaning set forth in Section 13.03(c);

“Seller Material Adverse Effect” means any material adverse effect on the business, properties, financial condition, assets or results of operations of the Business, Business Assets or the Target Group, taken as a whole, provided, however, that in no event shall any of the following exceptions be deemed to constitute, nor shall be taken into account in determining whether a Seller Material Adverse Effect has occurred: (i) any effect resulting from the announcement, pendency or consummation of the Transactions, or from compliance with the terms and conditions of the Transaction Documents, (ii) any effect that results from changes generally affecting any of the principal industries of the Business, (iii) any effect that results from changes affecting general economic, financial, credit or securities market conditions in Mainland China, Hong Kong, the United States or globally, including changes in interest rates or foreign exchange rates, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster, declaration of war, act of terrorism, armed hostilities or other similar force majeure event, and (v) actions taken (or omitted to be taken) at the request of or with the prior consent of the Purchaser; provided further that with respect to clauses (ii) and (iii), such change does not have a materially disproportionate adverse effect on the Target Shares and Assets, Target Group, and the Business as compared to other Persons in the same industry as the Business;

“Seller Parties” means, collectively, the Seller and the Target HoldCo; “Seller Tax Return(s)” has the meaning set forth in Section 9.02(a);

“SFC” means the Securities Futures Commission of Hong Kong Special Administrative Region of the PRC;

“Shared Contract” has the meaning set forth in Section 2.07(d);

“SOD Milestone” means start of delivery of Mona to customers (including the DiDi Active Drivers);

“SOP Closing” has the meaning set forth in Section 4.01(b);

“SOP Closing Date” has the meaning set forth in Section 4.01(b);

“SOP Consideration Shares” has the meaning set forth in Section 3.01(b);

“SOP Milestone” means start of production of vehicles which are mass-produced in identical models of Mona for sales and delivery to ordinary customers;

“Straddle Period” means any taxable period that begins on or before and ends after the Initial Closing Date;

“Strategic Cooperation Agreement” has the meaning set forth in the Recitals, and a copy of which is set forth in Annex A to this Agreement;

“Subsequent Closing Date(s)” has the meaning set forth in Section 4.01(d);

“Subsidiary” of any Person (other than a natural person) means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person;

“Supplier(s)” has the meaning set forth in Section 5.25(b);

“Target” has the meaning set forth in the Recitals;

“Target Business Entity” means any member of the Target Group and any member of the Seller Group, in each case to the extent it owns or operates the Business or any Business Assets;

“Target Data” means, collectively, any Personal Data and any other data in connection with the Target Shares and Assets and the Business received, collected, used, stored, processed, shared, transmitted, secured, disclosed, transferred or disposed by each member of the Seller Group;

“Target Employees” has the meaning set forth in Section 8.01(a);

“Target Entity” means any member of the Target Group;

“Target Group” has the meaning set forth in the Recitals;

“Target HoldCo” has the meaning set forth in the Preamble;

“Target Shares” has the meaning set forth in the Recitals;

“Target Shares and Assets” means the Target Shares and the Business Assets;

“Tax” means all taxes, charges, levies, penalties or other assessments imposed by any government, federal, national, state, municipal, provincial, local or foreign taxing authority, including income, profits, excise, property, real estate, sales, gross receipts, transfer, franchise, payroll, withholding, employment, pensions, social security, insurance contributions or other similar taxes, including any interest or penalties attributable thereto;

“Tax Contest” means an audit, claim, dispute, controversy or other Proceeding relating to Taxes;

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Tenant Leases” has the meaning set forth in Section 5.07(b);

“Test-Drive Customers” means the individual customers who (i) purchased a Mona; (ii) attended the test-drive of Mona reserved via the Seller Group;

“Third Party” means any Person not a signatory to this Agreement or an Affiliate of a signatory to this Agreement;

“Third-Party Consent” means the consent by a Third Party to the assignment of any Business Contracts without requiring any amendments to such Business Contract;

“Tranche 1 Earn-Out Closing(s)” has the meaning set forth in Section 4.01(c);

“Tranche 1 Earn-Out Closing Date(s)” means, as applicable, the First Tranche 1 Earn-Out Closing Date and the Second Tranche 1 Earn-Out Closing Date;

“Tranche 1 Earn-Out Shares” has the meaning set forth in Section 3.02(a);

“Tranche 2 Earn-Out Closing(s)” has the meaning set forth in Section 4.01(d);

“Tranche 2 Earn-Out Closing Date(s)” means, as applicable, the First Tranche 2 Earn-Out Closing Date and the Second Tranche 2 Earn-Out Closing Date;

“Tranche 2 Earn-Out Shares” has the meaning set forth in Section 3.02(b)(i);

“Transaction Documents” mean this Agreement, the Ancillary Agreements and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement;

“Transactions” means the transactions contemplated by the Transaction Documents, including the Reorganization, the sale of the Business, the sale of the Target Shares and Assets, the Acquisition of Business, and the issuance, allotment and delivery of the Consideration Shares;

“Transfer Tax” means all sales (including bulk sales), use, transfer, recording, privilege, documentary, registration, conveyance, excise, license, stamp duties or similar Taxes or fees incurred in connection with the Transactions. For the avoidance of doubt, Transfer Tax does not include any Tax payable pursuant to Bulletin 7;

“Transferred Excluded Contracts” has the meaning ascribed to it in the Reorganization Plan;

“U.S.” or “United States” means the United States of America;

“US$” means United States dollars, the lawful currency of the United States;

“Withholding Tax Liabilities” has the meaning set forth in Section 13.02(a); and

“Xiaoju Zhineng” has the meaning ascribed to it in the Reorganization Plan.

Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit, Annex or Schedule, such reference is to an Article, Section, Exhibit, Annex or Schedule of this Agreement;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such defined terms;

(f) references to a Person are also to its successors and permitted assigns;

(g) the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively;

(h) the use of the term “or” is not intended to be exclusive; and

(i) as used in “primarily used to conduct”, “primarily held for use to conduct” and “primarily relate to”, the word “primarily” means, solely with respect to any Business Assets not specifically listed in the appendices to the Reorganization Plan, at least 80% in terms of the individual Business Asset’s relevance to the Business, as determined based on the Parties’ good faith discussion.

ARTICLE II

ACQUISITION OF BUSINESS

Section 2.01 Purchase and Sale of the Target Shares. Subject to the conditions and on the terms of this Agreement, on the Initial Closing Date, the Target HoldCo agrees to, and the Seller agrees to cause the Target HoldCo to, sell, assign and transfer, free and clear of any and all Liens, to the Purchaser, and the Purchaser agrees to purchase and acquire from the Target HoldCo, the Target Shares, which represent all of the issued and outstanding shares in the share capital and equity interests of the Target.

Section 2.02 Reorganization and Business Assets. The Parties understand and agree that as a result of the Reorganization and immediately prior to the Initial Closing, all the Business Assets will have been transferred to or held by the Target Group in accordance with this Agreement, including the Reorganization Plan.

Section 2.03 Excluded Assets. The following assets (“Excluded Assets”) shall be retained by the Retained Entities and shall neither constitute nor be included in the Business Assets:

(a) all rights, title and interests in, to and under all of the property and assets, real, personal, and mixed, tangible and intangible, of every kind and description, wherever located, owned by, leased to or licensed to the Seller Group or as to which any member of the Seller Group has any right, title, benefit or interest that in each case are not primarily related to the Business, other than all rights, title and interests in, to and under all of the property and assets, real, personal, and mixed, tangible and intangible, of every kind and description, wherever located, that are (i) stated in the Reorganization Plan to be Business Assets; or (ii) owned by, leased to or licensed to the Target Group or as to which any Target Entity has any right, title, benefit or interest (except, in the case of this item (ii), for any and all assets referred to in Section 2.03(b));

(b) all assets identified in the Reorganization Plan as Excluded Assets; and

(c) originals or, to the extent originals are not available, true and complete copies of all of the books, records, files, work papers, data and information (including supplier lists, summaries of financial and accounting records, purchaser or sale orders and invoices, credit and collection records, product specifications, cost and pricing information, quality control records and manuals, product development files, correspondence and miscellaneous records with respect to suppliers, counterparties and all other general correspondence) that in each case are primarily related to any asset identified in Appendices VII-1, VII-2 and VIII to the Reorganization Plan, and assets that may be stated in the Technology Service Agreement to be Excluded Assets.

Section 2.04 Assumed Liabilities. The following items shall be included in, deemed to be and fall into the definition of “Assumed Liabilities”, and the Purchaser shall be responsible for all of the Assumed Liabilities, and neither the Seller nor any member of the Seller Group (other than the Target Group) shall assume, or in any way be liable or responsible for, any Assumed Liabilities:

(a) all Liabilities in respect of any Business Contracts to the extent arising after the Initial Closing, but excluding any Pre-Closing Breach Liabilities and except as otherwise agreed in Appendix C hereto;

(b) all Liabilities and obligations arising out of or relating to the Purchaser’s ownership, operation or disposal of the Business or the Business Assets at or after the Initial Closing;

(c) all Liabilities to be settled by the Closing Target Company Cash in accordance with Section 2.08; and

(d) any other Liabilities expressly assumed by the Purchaser under this Agreement.

Section 2.05 Excluded Liabilities. The following items shall not be included in, deemed to be or fall into the definition of Assumed Liabilities, and the Seller shall be, and shall cause the Retained Entities to be, responsible for all of the Liabilities not hereby expressly assumed by the Purchaser (collectively, the “Excluded Liabilities”), and neither the Purchaser nor any Target Entity shall assume, or in any way be liable or responsible for, any Liabilities of any member of the Seller Group or any other Person except for those Assumed Liabilities:

(a) all Liabilities arising out of or relating to the Excluded Assets, including all Liabilities arising out of or relating to the Transferred Excluded Contracts;

(b) all Liabilities in respect of any Business Contracts to the extent arising prior to the Initial Closing and all Pre-Closing Breach Liabilities, except as otherwise agreed in Appendix C hereto;

(c) any Liabilities of any member of the Seller Group arising out of or relating to the negotiation, preparation, investigation and performance of this Agreement or the agreements delivered or to be delivered by the Seller or its Affiliates as part of the Transactions;

(d) any Liabilities of any member of the Seller Group in respect of Proceedings pending or known to be threatened prior to the Initial Closing Date, except as otherwise agreed in Appendix C hereto;

(e) any Liabilities arising out of or resulting from the Reorganization, including any Liabilities related to the bankruptcy proceedings of Judian and unpaid capital contribution obligations with respect to Jingju;

(f) all Tax Liabilities with respect to the Business, the Target Shares and Assets, any Target Entity or the Assumed Liabilities for any period (or portion thereof) ending on or prior to and including the Initial Closing Date;

(g) all Excluded Employee Liabilities;

(h) all non-current liabilities as recorded in the Financial Statements; and

(i) any Indebtedness or Liabilities of the Seller Group that are not Assumed Liabilities.

Section 2.06 Third-Party Notification. Without prejudice to the generality of Section 7.01, with respect to each Business Contract that is a Business Contract with one of the top twenty (20) suppliers in terms of contract value for development or contains a Change of Control Notice Clause (any such Business Contract, a “Notifiable Contract”), the Seller and the Purchaser shall jointly, as soon as practicable after the date hereof, deliver a written notification letter (the “Notification Letter”) to the counterparties to the Notifiable Contract, notifying each such counterparty of the Transactions, and with a view to obtaining the counterparty’s no objection to or acquiescence in the Transactions as outlined in the Notification Letter. The Reorganization Plan sets forth a list of all the Notifiable Contracts as of the date hereof. For purposes of this Section 2.06 and Section 4.02(a)(vii), a counterparty’s no objection to or acquiescence in the Transactions shall be conclusively treated as having been obtained if the counterparty has failed to communicate (or has communicated and subsequently withdrawn) its objection to the Transactions to the Seller by the tenth (10) day after receiving the Notification Letter.

Section 2.07 Third-Party Consents.

(a) Without prejudice to the generality of Section 7.01, if any Business Contract cannot be assigned to the Target Entities without a Third-Party Consent or contains a Change of Control Consent Clause (any such Business Contract, a “Non-Assignable Contract”), and such Third-Party Consent is not obtained prior to the Initial Closing, such Non-Assignable Contract shall be treated in accordance with the following:

(i) Both before and after the Initial Closing Date, the Seller shall, and shall cause the applicable Retained Entities, to use their respective reasonably best efforts to obtain the Third-Party Consent and to reach a reasonable arrangement on the continuance or transfer of the relevant Non-Assignable Contract; provided, for the avoidance of doubt, that no Retained Entity shall reach an agreement with the relevant Third Party in relation to the continuance or transfer of any Non-Assignable Contract and obtaining of the relevant Third-Party Consent if, as a condition to or result of such agreement, the terms and conditions of the relevant Contract are altered or modified, whether or not such Contract contemplates or provides for such alteration or modification or the relevant Third Party may demand such alteration of modification, unless specifically approved by the Purchaser (such approval not to be unreasonably withheld if the proposed alteration or modification is not substantive in nature); and

(ii) If the relevant Third-Party Consent with respect to a Non-Assignable Contract fails to be obtained or if the relevant Non-Assignable Contract has not actually been continued with or transferred to the Target Group at or prior to the Initial Closing, such Non-Assignable Contract shall be treated in accordance with the terms of Section 2.07(b).

(b) Subject to Section 2.07(c) and applicable Law, until the Third-Party Consent to an continuance or assignment has been obtained or until the relevant Non-Assignable Contract has actually been continued or transferred, or if the Purchaser determines that the Parties shall not or no longer ask for the Third-Party Consent, the Seller and the Retained Entities, on the one hand, and the Purchaser and its Affiliated designees, on the other hand, shall cooperate in any reasonable back-to-back agreement(s) in form and substance reasonably acceptable to the Parties in accordance with the principles set forth in this Agreement (the “Back-to-Back Agreement(s)”) in order to put each other economically in the same position as if the relevant Non-Assignable Contract had actually been continued or transferred with effect as of the Initial Closing Date. Without limiting the generality of the foregoing, the following shall apply:

(i) the Purchaser or such Target Entity as the Purchaser determines (such Person, a “Purchaser Contract Party”) shall carry out, perform and complete all the obligations of the relevant Retained Entity under or in relation to the Non-Assignable Contract as the relevant Retained Entity’s subcontractor or as agent as appropriate;

(ii) the Seller shall indemnify the Purchaser against all Losses, Liabilities and Proceedings arising out of a claim by such Third Party that the Back-to-Back Agreement(s) constitutes a breach of the Non-Assignable Contract;

(iii) the relevant Retained Entity shall comply with such Purchaser Contract Party’s reasonable instructions regarding the exercise of any rights and/or claims under the Non-Assignable Contract and act under such Non-Assignable Contract applying the standard of care of a prudent businessman;

(iv) the relevant Retained Entity shall provide such Purchaser Contract Party with access to all records available to and possessed by the Retained Entity in relation to the Non-Assignable Contract as such Purchaser Contract Party may request;

(v) the relevant Retained Entity shall deliver as soon as reasonably practicable to such Purchaser Contract Party a copy of any correspondence, notice or other document or item received by it in relation to the Non-Assignable Contract; and

(vi) the Back-to-Back Agreement(s) terminates with effect of the natural expiration (but not active termination without cause by a Retained Entity) of the relevant Non-Assignable Contract in accordance with its terms or the termination thereof by the contractual counterparty in accordance with its terms.

For the avoidance of doubt, a Retained Entity shall not agree to any amendment of the terms and conditions of any Non-Assignable Contracts without the consent of such Purchaser Contract Party, and, upon the occurrence of such demand of the relevant Third Party for any such amendment, shall consult with such Purchaser Contract Party with respect to such demand.

Without limiting the generality of this Section 2.07(b), if the Third-Party Consent to the transfer of any Leased Real Property cannot be obtained, the Retained Entity and such Purchaser Contract Party shall use reasonable best efforts to enter into a sub-lease agreement in relation to the relevant leased property. Unless otherwise agreed between the Parties, the sub-lease agreement shall provide for the same terms and conditions as set forth in the applicable lease agreement. In case the lease agreement contains a renewal option for the tenant, the Parties shall reasonably cooperate to enable the Purchaser to exercise this option in its own name; otherwise such option shall be exercised by the Retained Entity to the extent possible under its own arrangements with the respective landlords or other counter party and the relevant site shall be subleased to the Purchaser as instructed by, and only upon the instruction of, the Purchaser. If Third-Party Consent with respect to any sublease arrangement is required but cannot be obtained, the Seller and the Retained Entities shall use best efforts to find an alternative site with comparable lease terms for the Purchaser Contract Party and reimburse any reasonable relocation expenses incurred by the Purchaser Contract Party.

(c) If compliance with the provisions as set forth in Section 2.07(b) would result in a breach of the Non-Assignable Contract, the Parties shall negotiate in good faith and agree on a solution that best reflects the economic intentions of the Parties avoiding any breach of contract and shall execute all agreements and documents required in this connection.

(d) If a Retained Entity is party to a Contract with a Third Party which relates partially to the Business and partially to other divisions or businesses of the Seller Group (the “Shared Contracts”), the Seller shall use its reasonable best efforts to split such Shared Contracts into (i) a separate Contract relating exclusively to the Business, as proposed by the relevant Retained Entity and acceptable to the relevant contractual counterparty, which shall be transferred to the Purchaser Contract Party as a Business Contract with effect as of the Initial Closing Date, and (ii) a separate Contract exclusively relating to the other businesses of the Seller Group which shall be retained by the relevant Retained Entity. As soon as practicable after the date hereof, the relevant Retained Entity and the Purchaser Contract Party shall jointly approach the respective contractual counterparty to seek its consent to such split and transfer of the part exclusively relating to the Business to such Purchaser Contract Party. Section 2.07(a) shall apply mutatis mutandis with regard to such Retained Entity and the Purchaser Contract Party.

(e) If, and as long as, the split of any Shared Contract contemplated by Section 2.07(d) cannot be realized, the relevant Retained Entity and the Purchaser Contract Party shall cooperate in any Back-to-Back Agreement(s) in order to put such Retained Entity and the Purchaser Contract Party economically in the position as if the portion of the relevant Shared Contract exclusively relating to the Business had actually been transferred to such Purchaser Contract Party as of the Initial Closing Date. With respect to each such Shared Contract, the Parties shall use their reasonable best efforts to come to a mutually agreeable decision, prior to the Initial Closing or as soon as possible thereafter, of the split of revenue to be allocated to such Purchaser Contract Party and the relevant member of the Seller Group under a Shared Contract. The provisions set forth in Section 2.07(a) to (and including) Section 2.07(d) shall apply mutatis mutandis in relation to that part of the Shared Contract that exclusively relates to the Business.

Section 2.08 Target Company Cash Adjustment.

(a) Prior to the Initial Closing, the Seller shall provide the Purchaser, on a monthly basis, information available to the Seller that is necessary for the computation of the Closing Target Company Cash, taking into account the ongoing progress of the Reorganization. Within forty (40) Business Days after the Initial Closing Date, the Purchaser shall prepare and deliver to the Seller a statement setting forth its good faith calculation of the Closing Target Company Cash, which statement shall include all reasonable details and be substantially in the form of Schedule 2.08(a) of the Disclosure Letter (the “Closing Statement”) prepared in the form set forth on Schedule 2.08(a) of the Disclosure Letter. The Purchaser and the Seller shall maintain complete and accurate records as required to verify the Closing Statement.

(b) The “Post-Closing Adjustment” shall be an amount equal to the Closing Target Company Cash minus the Benchmark Cash Amount, subject to the adjustments that the Parties may otherwise agree in writing. If the Post-Closing Adjustment is a positive number, the Seller shall pay to the Purchaser an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Purchaser shall pay to the Seller an amount equal to the absolute value of the Post-Closing Adjustment.

(c) If the Seller has any objection to the Closing Statement, then the Seller may, within thirty (30) Business Days after receipt of the Closing Statement, deliver a written notice (a “Closing Statement Objection Notice”) to the Purchaser disagreeing with such information, specifying in reasonable detail the nature of and basis for such dispute and setting forth the Seller’s proposed alternative calculation of each disputed item or amount thereof. Any items or amounts in the Closing Statement to which the Seller does not object in the Closing Statement Objection Notice within thirty (30) Business Days after receipt of the Closing Statement shall be deemed accepted by the Seller and final and binding upon the Parties. If the Seller does not provide a Closing Statement Objection Notice within such period prescribed above, then all of the Purchaser’s calculations of the items and amounts set forth in the Closing Statement shall be deemed accepted by the Seller and final and binding upon the Parties. If the Seller timely delivers a Closing Statement Objection Notice to the Purchaser within thirty (30) Business Days after receipt of the Closing Statement pursuant to this Section 2.08(c), the Parties shall during the fifteen (15) Business Days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts.

(d) If as of the end of such fifteen- (15-) Business Day period, the Parties are unable to reach such agreement on the Post-Closing Adjustment, they shall promptly thereafter cause PricewaterhouseCoopers Zhong Tian LLP (the “Independent Closing Statement Referee”) to review this Agreement and the disputed items and amounts for the purpose of resolving such disputes. The Parties shall furnish to the Independent Closing Statement Referee such information and documents relating to the disputed items as the Independent Closing Statement Referee may reasonably request. In making such determination, such Independent Closing Statement Referee shall (i) adhere strictly to the definitions and other applicable provisions of this Agreement, (ii) review and determine only those items or amounts in the Closing Statement as to which the Seller has disagreed, and (iii) shall not assign a value to any such item or amount greater than the greatest value thereof claimed by any Party or less than the smallest value thereof claimed by any Party, in each case as set forth in the Closing Statement or the Closing Statement Objection Notice, as applicable. The Independent Closing Statement Referee shall deliver to the Purchaser and the Seller, as promptly as practicable within thirty (30) Business Days a report setting forth the determination and adjustments of the disputed items and amounts in the Closing Statement. Such report shall be final and binding upon the Purchaser and the Seller absent manifest error. The cost of such review and report shall be borne by the Purchaser and the Seller in proportion to the amounts by which their respective calculations of the disputed items differ from the Closing Target Company Cash as finally determined by the Independent Closing Statement Referee.

(e) Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (i) be due (x) within ten (10) Business Days of acceptance of the applicable Closing Statement or (y) if the amount of the Post-Closing Adjustment is in dispute, then within ten (10) Business Days of the resolution described in clause (c) or (d) above as applicable; and (ii) be paid by wire transfer of immediately available funds to such account as is directed by the Purchaser or the Seller, as the case may be.

Section 2.09 Wrong Pocket Assets. If a Party hereto becomes aware and notifies the other Party hereto after the Initial Closing Date of any Business Assets that were not transferred as part of the Target Shares and Assets, the Retained Entities, on the one hand, and the Purchaser or one or more Affiliated designees of the Purchaser, on the other hand, shall execute and deliver all such other documents and instruments required in order to effect such transfer, and such transfer shall be considered a part of the Transactions (including the Acquisition of Business in exchange for the Consideration Shares) and by the Reorganization. If a Party hereto becomes aware and notifies the other Party hereto after the Initial Closing Date that any Intellectual Property Rights within the Excluded Assets shall be licensed to the Purchaser or its Affiliates pursuant to the Patent Licensing Agreement, the Retained Entities, on the one hand, and the Purchaser or one or more Affiliated designees of the Purchaser, on the other hand, shall execute and deliver all such other documents and instruments required in order to effect such license, and such license shall be considered a part of the Transactions (including the Acquisition of Business in exchange for the Consideration Shares). If a Party hereto becomes aware and notifies the other Party hereto after the Initial Closing Date of any Excluded Assets that were transferred as part of the Target Shares and Assets, the Retained Entities, on the one hand, and the Purchaser or one or more Affiliated designees of the Purchaser, on the other hand, shall execute and deliver all such other documents and instruments required in order to effect such transfer back to the Seller Group. The Parties agree that no additional consideration shall be due upon the transfer or license of the foregoing “wrong pocket assets”.

ARTICLE III

PURCHASE CONSIDERATION; EARN-OUT

Section 3.01 Purchase Consideration. In consideration of the Acquisition of Business, the Purchaser agrees to issue, allot and deliver, and the Seller agrees to acquire, without any cash consideration to be paid:

(a) 58,164,217 Class A Ordinary Shares (the “Initial Consideration Shares”) at the Initial Closing;

(b) 4,636,447 Class A Ordinary Shares (the “SOP Consideration Shares”) at the SOP Closing if the SOP Milestone is reached; and

(c) additional Class A Ordinary Shares (the “Earn-Out Shares”) to be issued and delivered pursuant to Section 3.02 below.

Section 3.02 Earn-Out. The following earn-out mechanism shall apply.

(a) Tranche 1 Earn-Out Shares. If the First Earn-Out Period Milestone is reached, the Purchaser shall issue, allot and deliver to the Seller additional Class A Ordinary Shares (the “Tranche 1 Earn-Out Shares”), the amount of which shall be calculated as below and rounded to nearest whole number:

Tranche 1 Earn-Out Shares = A / (1 – B1) – A – C – D

B1 = 3.50% + 0.25% + (E1 – F1) * (0.75% – 0.25%) / (G1 – F1)

Where:

A means the Benchmark Number of Shares;

C means the Initial Consideration Shares;

D means the SOP Consideration Shares;

E1 means the lower of (i) Mona Delivery Volume within the First Earn-Out Period, and (ii) 180,000;

F1 means the minimum amount of Mona Delivery Volume within the First Earn-Out Period required for the First Earn-Out Period Milestone to be reached, being 100,000;

G1 means the maximum amount of Mona Delivery Volume within the First Earn-Out Period that is taken into account for the purpose of calculating the Tranche 1 Earn-Out Shares in this Section 3.02(a), being 180,000;

For the avoidance of doubt, if the First Earn-Out Period Milestone is not reached, the number of Tranche 1 Earn-Out Shares to be issued, allotted and delivered by the Purchaser shall be zero; and

(b) Tranche 2 Earn-Out Shares. If the Second Earn-Out Period Milestone is reached and:

(i) If the First Earn-Out Period Milestone is not reached, the Purchaser shall issue, allot and deliver to the Seller additional Class A Ordinary Shares (the “Tranche 2 Earn-Out Shares”), the amount of which shall be the calculated as the Tranche 1 Earn-Out Shares (except that E1 as defined in Section 3.02(a) above shall be substituted by E2 as defined in Section 3.02(b)(ii) below) and rounded to nearest whole number;

(ii) If the First Earn-Out Period Milestone is reached, the Purchaser shall issue, allot and deliver to the Tranche 2 Earn-Out Shares, the amount of which shall be the calculated as below and rounded to nearest whole number:

Tranche 2 Earn-Out Shares = A / (1 – B2) – A – C – D – Tranche 1 Earn-Out Shares

B2 = B1 + 0.25% + (E2 – F2) * (0.75% – 0.25%) / (G2 – F2)

Where:

A means the Benchmark Number of Shares;

B1 has the meaning set forth in Section 3.02(a);

C means the Initial Consideration Shares;

D means the SOP Consideration Shares;

E2 means the lower of (i) Mona Delivery Volume within the Second Earn-Out Period, and (ii) 180,000;

F2 means the minimum amount of Mona Delivery Volume within the Second Earn-Out Period required for the Second Earn-Out Period Milestone to be reached, being 100,000;

G2 means the maximum amount of Mona Delivery Volume within the Second Earn-Out Period that is taken into account for the purpose of calculating the Tranche 2 Earn-Out Shares in this Section 3.02(b), being 180,000;

For the avoidance of doubt, if the Second Earn-Out Period Milestone is not reached, the number of Tranche 2 Earn-Out Shares to be issued, allotted and delivered by the Purchaser shall be zero.

Section 3.03 Determination of Mona Delivery Volume and Delivery of Earn-Out Shares. The Mona Delivery Volume within the respective Earn-Out Periods shall be determined, and the Earn-Out Shares shall be delivered, in accordance with the mechanism as set forth in Appendix B.

ARTICLE IV

CLOSING; DELIVERY

Section 4.01 Closing.

(a) Initial Closing Date and Time. The closing of the Initial Consideration Shares (the “Initial Closing”) shall take place remotely via the electronic exchange of documents and signatures on the tenth (10th) Business Day following the last of the conditions to the Initial Closing set forth in Section 10.01 and Section 10.02 and Article XI are satisfied or waived other than conditions that by their nature are to be satisfied as of the Initial Closing, or on such other date and time as may be mutually agreed in writing by the Parties. The date on which the Initial Closing occurs is referred to herein as the “Initial Closing Date.”

(b) SOP Closing Date and Time. The closing of the SOP Consideration Shares (the “SOP Closing”) shall take place remotely via the electronic exchange of documents and signatures on the tenth (10th) Business Day following the last of the conditions to the SOP Closing set forth in Section 10.01, Section 10.03 and Section 11.01 are satisfied or waived other than conditions that by their nature are to be satisfied as of the SOP Closing, or on such other date and time as may be mutually agreed in writing by the Parties. The date on which the SOP Closing occurs is referred to herein as the “SOP Closing Date.”

(c) Tranche 1 Earn-Out Closing Dates and Time. The closings of the Tranche 1 Earn- Out Shares (the “Tranche 1 Earn-Out Closings”), which may comprise a first Tranche 1 Earn-Out Closing (the “First Tranche 1 Earn-Out Closing”) at which the Purchaser shall deliver the Tranche 1 Earn-Out Shares based on the initial earn-out statement for the First Earn-Out Period according to the mechanism set forth in Appendix B and a second Tranche 1 Earn-Out Closing (the “Second Tranche 1 Earn-Out Closing”) at which the Purchaser delivers additional Tranche 1 Earn-Out Shares based on the difference of Mona Delivery Volume between the initial earn-out statement and the final earn-out statement for the First Earn-Out Period according to the mechanism set forth in Appendix B, shall take place remotely via the electronic exchange of documents and signatures on the tenth (10th) Business Day following the last of the conditions to the Tranche 1 Earn-Out Closing set forth in Section 10.01, Section 10.04 and Section 11.01 are satisfied or waived other than conditions that by their nature are to be satisfied as of the Tranche 1 Earn-Out Closing, or on such other date and time as may be mutually agreed in writing by the Parties.

(d) Tranche 2 Earn-Out Closing Date and Time. The closing of the Tranche 2 Earn-Out Shares (the “Tranche 2 Earn-Out Closings”), which may comprise a first Tranche 2 Earn-Out Closing (the “First Tranche 2 Earn-Out Closing”) at which the Purchaser shall deliver the Tranche 2 Earn-Out Shares based on the initial earn-out statement for the Second Earn-Out Period according to the mechanism set forth in Appendix B and a second Tranche 2 Earn-Out Closing (the “Second Tranche 2 Earn-Out Closing”) at which the Purchaser shall deliver additional Tranche 2 Earn-Out Shares based on the difference of Mona Delivery Volume between the initial earn-out statement and the final earn-out statement for the Second Earn-Out Period according to the mechanism set forth in Appendix B shall take place remotely via the electronic exchange of documents and signatures on the tenth (10th) Business Day following the last of the conditions to the Tranche 2 Earn-Out Closings set forth Section 10.01, Section 10.04 and Section 11.01 are satisfied or waived other than conditions that by their nature are to be satisfied as of the Tranche 2 Earn-Out Closing. The SOP Closing Date, Tranche 1 Earn-Out Closing Dates and Tranche 2 Earn-Out Closing Dates are collectively referred to herein as the “Subsequent Closing Dates”, and each a “Subsequent Closing Date.”

Section 4.02 Delivery.

(a) Initial Closing Seller Delivery. At the Initial Closing, the Seller shall, and shall cause a member of the Seller Group, as applicable, to deliver to the Purchaser:

(i) a share certificate representing the Target Shares, duly executed on behalf of the Target and registered in the name of the Purchaser;

(ii) a certified copy of the register of members of the Target, reflecting the Purchaser’s ownership of the Target Shares.

(iii) a certificate executed by a duly authorized officer of the Seller, certifying to the fulfillment of the conditions specified in Section 10.01(a), Section 10.02(a), Section 10.02(c)(ii) and Section 10.02(d).

(iv) a copy of the Patent Licensing Agreement to which a member of the Seller Group (other than the Target Group) is a party, executed by such party thereto;

(v) all Books and Records;

(vi) copies of documents evidencing all Third-Party Consents received as of the date of the Initial Closing with respect to the Non-Assignable Contracts as contemplated in Section 2.07(a)(i), and a list of the Non-Assignable Contracts in respect of which the Third-Party Consents have not been received;

(vii) copies of Notification Letters that have been duly sent to counterparties to all the Notifiable Contracts pursuant to Section 2.06, and a certificate executed by a duly authorized officer of the Seller, certifying that the counterparties’ no objection or acquiescence has been obtained by the relevant Seller Group member with respect to each Notifiable Contract in accordance with Section 2.06;

(viii) a certificate executed by a duly authorized officer of the Seller, certifying that all steps set forth in the Reorganization Plan (except for any steps that are specified not to be completed at or prior to the Initial Closing) have been completed in accordance with the Reorganization Plan and the applicable Law, without giving rise, directly or indirectly, to any Liability on the part of the Purchaser or any of its Affiliates or any Target Entity other than Liabilities that the Purchaser has expressly agreed to have the Target Group assume;

(ix) documents reasonably evidencing the completion of the Reorganization as listed in Appendix XIX to the Reorganization Plan; and

(x) all other documents expressly required to be delivered by any member of the Seller Group at the Initial Closing under this Agreement or any Ancillary Agreement (excluding any document that may, as contemplated under this Agreement or any Ancillary Agreement, be delivered after the Initial Closing).

(b) Initial Closing Purchaser Delivery. At the Initial Closing, the Purchaser shall deliver to the Seller:

(i) a share certificate representing the Initial Consideration Shares, duly executed on behalf of the Purchaser and registered in the name of the Seller or, where applicable, the Seller Designee;

(ii) a certified copy of an excerpt of the register of members of the Purchaser, reflecting the Seller’s or the Seller Designee’s ownership of the Initial Consideration Shares; and

(iii) a certificate executed by a duly authorized officer of the Purchaser, certifying to the fulfillment of the conditions specified in Section 11.01(a), Section 11.01(c), Section 11.01(d), Section 11.01(e) and Section 11.02(a);

(c) SOP Closing Seller Delivery. At the SOP Closing, the Seller shall deliver to the Purchaser a certificate executed by a duly authorized officer of the Seller, certifying to the fulfillment of the conditions specified in Section 10.01(a) and Section 10.03(a);

(d) SOP Closing Purchaser Delivery. At the SOP Closing, the Purchaser shall deliver to the Seller:

(i) a share certificate representing the SOP Consideration Shares, duly executed on behalf of the Purchaser and registered in the name of the Seller or, where applicable, the Seller Designee;

(ii) a certified copy of an excerpt of the register of members of the Purchaser, reflecting the Seller’s or the Seller Designee’s ownership of the SOP Consideration Shares; and

(iii) a certificate executed by a duly authorized officer of the Purchaser, certifying to the fulfillment of the conditions specified in Section 11.01(a), Section 11.01(c), Section 11.01(d) and Section 11.01(e).

(e) Tranche 1 Earn-Out Closings Seller Delivery. At each Tranche 1 Earn-Out Closing, the Seller shall deliver to the Purchaser a certificate executed by a duly authorized officer of the Seller, certifying to the fulfillment of the conditions specified in Section 10.01(a) and Section 10.04(a);

(f) Tranche 1 Earn-Out Closings Purchaser Delivery. At each Tranche 1 Earn-Out Closing, the Purchaser shall deliver to the Seller:

(i) a share certificate representing the Tranche 1 Earn-Out Shares to be issued, allotted and delivered for the respective Tranche 1 Earn-Out Closing, duly executed on behalf of the Purchaser and registered in the name of the Seller or, where applicable, the Seller Designee;

(ii) a certified copy of an excerpt of the register of members of the Purchaser, reflecting the Seller’s or the Seller Designee’s ownership of the Tranche 1 Earn-Out Shares to be issued, allotted and delivered for the respective Tranche 1 Earn-Out Closing; and

(iii) a certificate executed by a duly authorized officer of the Purchaser, certifying to the fulfillment of the conditions specified in Section 11.01(a), Section 11.01(c) and Section 11.01(e).

(g) Tranche 2 Earn-Out Closings Seller Delivery. At each Tranche 2 Earn-Out Closing, the Seller shall deliver to the Purchaser a certificate executed by a duly authorized officer of the Seller, certifying to the fulfillment of the conditions specified in Section 10.01(a) and Section 10.04(a);

(h) Tranche 2 Earn-Out Closings Purchaser Delivery. At each Tranche 2 Earn-Out Closing, the Purchaser shall deliver to the Seller

(i) a share certificate representing the Tranche 2 Earn-Out Shares to be issued, allotted and delivered for the respective Tranche 2 Earn-Out Closing, duly executed on behalf of the Purchaser and registered in the name of the Seller or, where applicable, the Seller Designee;

(ii) a certified copy of an excerpt of the register of members of the Purchaser, reflecting the Seller’s or the Seller Designee’s ownership of the Tranche 2 Earn-Out Shares to be issued, allotted and delivered for the respective Tranche 2 Earn-Out Closing; and

(iii) a certificate executed by a duly authorized officer of the Purchaser, certifying to the fulfillment of the conditions specified in Section 11.01(a), Section 11.01(c) and Section 11.01(e).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as expressly set forth in the applicable referenced section or subsection of the disclosure letter (the “Disclosure Letter”) as set forth in the Appendix A, the Seller represents and warrants to the Purchaser, as to itself and each Target Business Entity, that, as of the date of this Agreement, the Initial Closing Date and, solely with respect to Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.13, Section 5.30, Section 5.32 and Section 5.33, each Subsequent Closing Date (except for such representations and warranties that speak as of a specified date, in which case such representations and warranties shall be made only as of such specified date):

Section 5.01 Organization and Existence. Each of the Seller Parties is, and each Target Business Entity is as of the date hereof and as of the Initial Closing, a corporation or other legal entity duly incorporated or formed and validly existing under the Laws of the jurisdiction of its incorporation or formation and has full corporate or organizational power and authority to (a) own or lease the Target Shares and Assets owned or leased by it and (b) carry on the Business as now conducted by it. The Seller has made available to the Purchaser true and complete copies of (i) the certificates of incorporation or equivalent organizational or governing document of each Target Entity and (ii) the by-laws or equivalent organizational or governing document of each Target Entity, each as in effect as of the date hereof. Each of the foregoing certificates of incorporation and by-laws or equivalent organizational or governing documents of each Target Entity is in full force and effect, and no Target Entity is in material violation of any of the provisions of such documents.

Section 5.02 Qualification and Standing. As of the date hereof and as of the Initial Closing, each Target Business Entity is duly qualified or licensed to do business and is in good standing (in each case, as applicable under relevant Law) in all jurisdictions where the nature of the Target Shares and Assets owned or leased by it, or the conduct of the Business conducted by it, requires it to be qualified or licensed.

Section 5.03 Capitalization; No Other Subsidiaries.

(a) As of the date hereof and as of the Initial Closing, all of the issued and outstanding shares of capital stock of, or other equity interests in, each Target Entity have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Seller free and clear of all Liens.

(b) At the Initial Closing, there are no direct or indirect Subsidiaries of the Target other than the entities listed in Schedule 5.03(b) of the Disclosure Letter. No Target Entity owns, directly or indirectly, any capital stock or any other equity interest in any Person except for such entities.

(c) As of the date hereof and as of the Initial Closing, there are no (i) outstanding securities (whether debt or equity) convertible into or exercisable or exchangeable for any capital stock or equity interests in any Target Entity, (ii) outstanding options, warrants, preemptive rights or other rights permitting or requiring any Person to subscribe for, or acquire or purchase, or permitting any Target Entity to issue, any other equity securities, (iii) obligations of any Target Entity to repurchase, redeem or otherwise acquire any capital stock or equity interests of the Target Group, (iv) voting trusts or similar arrangements to which any Target Entity is a party with respect to the voting of the capital stock of any Target Entity, or (v) outstanding bonds, debentures, notes or other Indebtedness of any Target Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders may vote.

Section 5.04 Corporate Authority. Each of the Seller Parties that is, and each Target Business Entity as of the date hereof and as of the Initial Closing that is, a party to a Transaction Document has all requisite power and authority to enter into each Transaction Document to which it is a party, and to carry out its obligations hereunder (including the Reorganization) and thereunder. Each of the Seller Parties that is, and each Target Business Entity as of the date hereof and as of the Initial Closing that is, a party to a Transaction Document has taken all actions needed to execute, deliver and consummate the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder, and no other proceedings or actions on the part of it is necessary to authorize such execution, delivery and performance. As of the date hereof and the Initial Closing, this Agreement and the Strategic Cooperation Agreement have been, and the other Transaction Documents to which the Purchaser or its designated Affiliate is a party will be, duly executed by each Seller Party and each Target Business Entity that is a party thereto and, assuming due execution by the Purchaser or its designated Affiliate, constitute, or will constitute, the legal, valid and binding obligations of each Seller Party and each Target Business Entity that is a party thereto, enforceable against them in accordance with the terms of the applicable Transaction Document, subject to the Bankruptcy and Equity Exception.

Section 5.05 Financial Statements.

(a) Attached to Schedule 5.05(a) of the Disclosure Letter is a true and complete copy of the Financial Statements, which set out pro forma financial information that has been prepared based on the historical financial statements of the Target Group, as adjusted to give effect to the Reorganization Plan of the Target Group as if it had occurred on January 1, 2021, and include a copy of an unaudited combined balance sheet of the Business as at June 30, 2023 (the “Financial Statements Date”) and a copy of the unaudited combined income statements of the Business for the years ended December 31, 2021 and 2022 and for the six months ended June 30, 2023.

(b) The historical financial statements of the Target Group, based upon which the pro forma financial information set out in the Financial Statements were prepared, fairly present in all material respects the financial positions and results of operations of the Business as of the respective dates thereof and for the periods indicated therein in conformity with GAAP, and were derived from the books and records of the Target Business Entities.

Section 5.06 Condition and Sufficiency of Target Shares and Assets; Business Assets.

(a) The Seller Parties legally or beneficially own, or otherwise have valid and legal right or title over, the Target Shares and Assets.

(b) The Business Assets, to the extent applicable, are in good operating condition, have been properly maintained in accordance with best practice in all material respects, and are safe to operate when operated in accordance with best practice.

(c) Schedule 5.06(c) of the Disclosure Letter sets forth a complete and correct list of all fixed Business Assets material to the Target Group and the Business, including Real Property, construction-in-progress, plant, and equipment (the “Fixed Business Assets”). The Fixed Business Assets are in a good state of preservation and efficiency except for reasonable wear and tear.

(d) As of the date hereof, all of the Business Assets are owned free of any Liens by the Target Business Entities. Following the completion of the Reorganization, and immediately prior to the Initial Closing, all of the Business Assets are owned free of any Liens by Target Entities.

(e) The Target Shares and Assets constitute all the material assets necessary and sufficient for the Target Group to, at and prior to the Initial Closing, operate the Business (i) in compliance with applicable Law, (ii) as conducted as of the date hereof (except for (x) any personnel changes in connection with Article VIII of this Agreement, (y) any steps effected pursuant to the Reorganization Plan, and (z) as otherwise contemplated by the Transaction Documents, and taking into account the restrictions on the conduct of the Business in the ordinary course of business pursuant to Section 7.02), and (iii) independently on a standalone basis (except for any transition services or similar services contemplated by the Transaction Documents).

(f) The Target Group has terminated the development and engineering of that certain sport utility vehicle (SUV) named “Alita” (the “Discontinued Business”) and initiated the termination of contracts with suppliers of such Discontinued Business. The Seller Group is using its reasonable best efforts to terminate all the contracts related to the Discontinued Business prior to the Initial Closing. The Discontinued Business did not generate any meaningful products other than parts of a de minimis value, or any meaningful Intellectual Property Rights other than those set out in Appendix VII-2 (Excluded IPs) of the Reorganization Plan, which will be transferred from the Target Group to the Seller Group in accordance with the Reorganization Plan.

Section 5.07 Real Property.

(a) The address of each parcel of real property that is used in the Business and owned by any Target Business Entity is set forth in Schedule 5.07(a) of the Disclosure Letter (collectively, the “Owned Real Property”). Except as set forth in Schedule 5.07(a) of the Disclosure Letter, each Target Business Entity has good, valid and marketable title to each parcel of Owned Real Property and to all of the buildings, structures and other improvements thereon, free and clear of all Liens. The Seller has delivered to the Purchaser copies of any title insurance policies currently insuring each parcel of Owned Real Property and copies of the most recent surveys of the same, in each case to the extent that such documents are in the possession of the Seller Group.

(b) Schedule 5.07(b) of the Disclosure Letter sets forth the address of each parcel of leasehold or sub-leasehold estate and any and all other rights to use or occupy any land, buildings, structures, improvements or other interest in real property held by or for a member of the Target Business Entities that is used in the Business (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”), as well as a true and complete list of all leases, licenses, subleases and other occupancy agreements, together with any amendments or modifications thereto and any documents or instruments affecting in any material respect the rights or obligations thereunder of any of the parties thereto, pursuant to which each Target Business Entity as party thereto has the right to use or occupy the Leased Real Property in furtherance of operating the Business (the “Tenant Leases”). With respect to each parcel of Leased Real Property, (i) to the knowledge of the Seller, each Tenant Lease is legal, valid, binding and enforceable against the lessor thereunder and is in full force and effect and has not been modified; (ii) neither the Target Business Entity that is a party thereto nor, to the knowledge of the Seller, any other party to such Tenant Lease, is in breach or default under such lease; (iii) the possession and quiet enjoyment of the Leased Real Property under any Tenant Lease by the Target Business Entity that is a party thereto has not been disturbed in any material respect; (iv) the Target Business Entity that is a party thereto has not subleased, licensed, or otherwise granted any Person the right to use or occupy such parcel of Real Property or any portion thereof, or collaterally assigned or granted any other Lien in any such lease or any interest therein; (v) the Target Business Entity that is a party thereto has a valid leasehold interest in such Tenant Lease and the improvements thereon, free and clear of all Liens; (vi) all required deposits and rents due to date pursuant to each Tenant Lease have been paid in full; and (vii) the Target Business Entity that is a party thereto has not prepaid rent or any other amounts due under a Tenant Lease more than thirty (30) days in advance.

(c) The Real Property constitutes all of the real property used by the Target Business Entities in connection with the operation of the Business as conducted as of the date hereof. All improvements, systems, equipment, machinery and fixtures on the Owned Real Property generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained. With respect to the Real Property, (i) there are no rights of first refusal, reversionary rights, purchase options, rights of first offer and the like, recorded or, to the knowledge of the Seller, unrecorded, affecting any portion of the Real Property; and (ii) the Real Property and its continued use, occupancy and operation as currently used, occupied and operated, does not in any material respect constitute a nonconforming use under any applicable building, zoning, subdivision and other land use and similar Laws.

(d) No Target Business Entity has received any written notice of any condemnation, requisition or taking by a Governmental Authority with respect to the Real Property, and, to the knowledge of the Seller, there are no pending or threatened condemnation or eminent domain proceedings involving the Real Property.

Section 5.08 Personal Property; Inventories.

(a) The Target Business Entities have good, valid and marketable title to all of the material Personal Property included in the Business Assets free and clear of all Liens.

(b) (i) All Inventories are of a quantity materially consistent with the quantity levels maintained in the ordinary course of business consistent with past practice, (ii) all Inventories, to the extent sold, were reasonably priced at the time of sale, (iii) no customer or distributor of any Target Business Entity (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) has the right to return for credit or refund items of material value that, if returned, would be included in any Target Business Entity’s Inventories pursuant to any agreement, understanding or practice of such Target Business Entity with respect to taking back any product, (iv) to the knowledge of the Seller, no Target Business Entity (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) is in possession of any Inventories not owned by the one or more Target Business Entities, including goods already sold and (v) to the knowledge of the Seller, other than Inventories held at warehouses or third-party processors in the ordinary course of business, there is no product of any member Target Business Entity (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) in the possession of customers or distributions of any member of the Target Business Entity (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) on consignment or on a similar basis.

Section 5.09 Contracts.

(a) Schedule 5.09(a) of the Disclosure Letter sets forth a true, accurate and complete list of the Business Contracts and the following information with respect to each Business Contract: (i) parties; (ii) subject matter; (iii) maximum payment amounts ; (iv) paid amount as of June 30, 2023 ; and (v) unpaid amount as of June 30, 2023 (whether due or undue).

(b) Schedule 5.09(b) of the Disclosure Letter sets forth a complete and correct list of the following types of Contracts to which a Target Business Entity (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) is a party, or by which it or any of its assets is bound, in effect as of the date of this Agreement used to conduct the Business (collectively, “Material Contracts”):

(i) the Business Contracts with the top twenty (20) suppliers of the Business in terms of development expenses incurred thereunder;

(ii) any Contract under which payments in excess of RMB5,000,000 to or by any member of the Seller Group shall be made;

(iii) any Contract relating to any direct or indirect Indebtedness (including any Contract by which a Target Business Entity guarantees, endorses or otherwise becomes or is contingently liable for the Indebtedness or other Liabilities of any other Person) having an outstanding principal amount in excess of RMB5,000,000;

(iv) any lease agreements with respect to Personal Property involving payments in excess of RMB5,000,000;

(v) any mortgage, pledge, security agreement, factoring agreement or other agreement under which any Liens are created on any of the Target Shares and Assets;

(vi) any consulting or management services contract in excess of RMB1,000,000 or any confidentiality or proprietary rights agreements the subject matter of which exceeds RMB1,000,000;

(vii) any Contract including payments of royalties or similar payments;

(viii) any Contract any Target Business Entity involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, the value of which exceeds RMB5,000,000;

(ix) any Contract with any Governmental Authority;

(x) any Contract between any Target Entity, on the one hand, and any other member of the Seller Group, on the other hand, except for any such Contract that is terminated as of the Initial Closing and does not have any outstanding obligations or contingent liabilities of any kind as of the Initial Closing;

(xi) any Contract for the sale of any material assets, material property or material rights;

(xii) any Contract that materially limits the freedom of any Target Entity to compete in any line of business or with any Person or in any area, or to enter into new lines of business;

(xiii) any Contracts relating to capital expenditures, including for purchases of equity, assets or properties of another Person (other than purchase orders for such items in the ordinary course of business) in excess of RMB5,000,000;

(xiv) any joint venture, partnership, strategic alliance, limited liability company, teaming, cooperation and any other similar Contract involving a sharing of profits or losses, costs or liabilities or any other Contract that relates to the formation, creation, operation, disposition, management or control of any Person that is a legal entity;

(xv) any Contract pertaining to the use or licensing of Business IP Rights (other than a Contract for the use of off-the-shelf commercially available software);

(xvi) any Contract listed in Schedule 5.09(b)(xvi) of the Disclosure Letter; and

(xvii) any Contract other than as set forth above to which any Target Business Entity is a party or by which it or any of its assets is bound or subject that is material to the Business.

(c) Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms against the applicable Target Business Entity that is a party to that Material Contract, and, to the knowledge of the Seller, the other parties to the Material Contract.

(d) Each Target Business Entity has performed and is performing, in all material respects, all its obligations under the Material Contracts to which it is a party.

(e) No Target Business Entity, nor, to the knowledge of the Seller, any other party, is in default of any material obligation under any of the Material Contracts to which such Target Business Entity is a party.

(f) No Target Business Entity has received any written or oral notice of default under any of the Material Contracts, nor, to the knowledge of Seller, has any event occurred that would cause any Target Business Entity to breach, violate, conflict with or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any Lien or right of termination, consent, acceleration or cancellation by any applicable counterparty under any Material Contract to which any Target Business Entity is a party (each of the foregoing, a “Default”) .

(g) Schedule 5.09(g) of the Disclosure Letter sets forth a true, accurate and complete list of the Non-Assignable Contracts that are Material Contracts. Unless otherwise disclosed in Schedule 5.09(g) of the Disclosure Letter, no Material Contract is a Non-Assignable Contract or contains any Change of Control Notice Clauses or Change of Control Consent Clauses, and no Target Business Entity has received any written or oral notice (i) of the intention of any party to terminate any Material Contract, or (ii) of any Proceeding under any Material Contract that has not been resolved in all material respects.

(h) As of the Initial Closing, the Seller and/or its Affiliates have met their payment obligations as set forth in the Parts Development Settlement Agreement (零部件开发结算协议) between Xiaoju Zhineng and Huizhou Desay SV Automotive Co., Ltd. (惠州市德赛西威汽车电子股份有限公司) dated August 25, 2023.

Section 5.10 Business IP Rights; IT Systems. Except as otherwise provided in Schedule 5.10 of the Disclosure Letter:

(a) Schedule 5.10(a) of the Disclosure Letter sets forth a true and complete list of all Business IP Rights issued by, registered with, renewed by, or the subject of a pending application before any Governmental Authority or Internet domain name registrar, indicating for each such item, the record owner, registration or application number, registration or application date and the applicable filing jurisdiction, in each case, that are used or held for use in connection with and material to the Business, and owned by a Target Business Entity.

(b) The Target Business Entities own, license or otherwise possess legally enforceable rights to use all the Business IP Rights as currently conducted and as currently contemplated to be conducted, and such ownership, licenses, or other rights in the Business IP Rights are valid and in full force and effective.

(c) No Target Business Entity, nor, to the knowledge of the Seller, any other party, is in default of any material obligation under any license, sublicense or other agreement relating to the Business IP Rights.

(d) The Business IP Rights are free of Liens and fully assignable to any Person without payment, consent of any Person or other condition or restriction.

(e) No Target Business Entity has granted any right or interest to any Person in connection with any of the Business IP Rights held by such Target Business Entity.

(f) No Target Business Entity is obligated to pay any material amount to any Person in order to use any of the Business IP Rights.

(g) Except as disclosed in Schedule 5.10(g) of the Disclosure Letter, during the three (3) years prior to the date hereof, no material challenge, claim or dispute regarding the ownership, use, validity or enforceability of the Business IP Rights has been pending or, to the knowledge of the Seller, threatened in writing.

(h) All of the Business IP Rights are subsisting, and, to the knowledge of the Seller, none of the Business IP Rights are subject to any outstanding order, decree, judgment or stipulation, or has been adjudged invalid or unenforceable.

(i) To the knowledge of the Seller, (i) the operation of the Business as currently conducted does not infringe upon, misappropriate or otherwise violate any Third Party’s Intellectual Property Rights and (ii) none of the Business IP Rights are being infringed by any Third Party.

(j) No Third Party has notified a Target Business Entity in writing during the prior three (3) years that such Third Party believes the operation of the Business by such Target Business Entity infringe, misappropriate or otherwise violate any Intellectual Property Right of such Third Party.

(k) The Target Business Entities have collectively taken all commercially reasonable steps to maintain the confidentiality of all Business IP Rights that are proprietary processes, material trade secrets or other non-public proprietary information, and to the knowledge of the Seller no unauthorized disclosure of any such information has occurred during the three (3) years prior to the date hereof.

(l) Schedule 5.10(l) of the Disclosure Letter sets forth all Business Assets that are (a) rights to software used under an existing license that permits the applicable Retained Entity to assign such rights (or portions thereof) to the Target Group, the Purchaser or its Affiliates, (b) rights to software used under an existing license permitting the applicable Retained Entity to provide software related services to the Target Group, the Purchaser and its Affiliated designee for a limited period and (c) rights to software used under an existing license that does not permit the applicable Retained Entity to assign such rights (or portions thereof) to the Target Group, the Purchaser and its Affiliated designee.

(m) The Target Business Entities own or have rights to access and use all IT Systems used to process, store, maintain and operate data, information and functions used in connection with the Business or otherwise reasonably necessary for the conduct of the Business as currently conducted.

(n) The Target Business Entities (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) have, as a whole, taken all commercially reasonable steps to secure the IT Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of the IT Systems.

(o) The IT Systems used in the operation of the Business are adequate in all material respects for their intended use and for the operation of the Business as currently operated by the Target Business Entities, and are in good working condition, and to the knowledge of the Seller, there have not been any material failures, breakdowns, performance disruptions, interruptions or other malfunctions with respect to any such IT Systems since January 1, 2020 that in each case has not been remedied or replaced in all material respects.

(p) During the three (3) years prior to the date hereof, (i) no Target Business Entity (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) has collected or used any customer information in material violation of a contractual obligation with such customer, and (ii) to the knowledge of the Seller, no person has gained unauthorized access to or made any unauthorized use of any customer information that is protected by a contractual obligation with such customer.

Section 5.11 Reorganization.

(a) The Reorganization Plan provides for all of the material steps and measures that are required to be implemented (i) in order to sell, assign, transfer, convey and deliver to the applicable Target Entity, free and clear of any Liens, all Business Assets; and (ii) for the Target Group to, immediately prior to the Initial Closing, be able to operate the Business (A) in compliance with applicable Law, (B) as conducted as of the date hereof (except for (x) any personnel changes in connection with Article VIII of this Agreement, (y) any steps effected pursuant to the Reorganization Plan, and (z) as otherwise contemplated by the Transaction Documents, and taking into account the restrictions on the conduct of the Business in the ordinary course of business pursuant to Section 7.02), and (C) independently on a standalone basis (except for any transition services or similar services contemplated by the Transaction Documents).

(b) There are no claims pending or, to the knowledge of the Seller, threatened against Xiaoju Zhineng with respect to Judian that may result in Losses to any Target Entities, the Purchaser or its Affiliates, including claims by Judian, Beijing Chj Automotive Co., Ltd. ( 北京车和家信息技术有限公司 ), the bankruptcy administrator, court, debtors or other relevant parties.

(c) The Seller shall indemnify and hold harmless the Purchaser from and against all Liabilities arising out of the Closed Excluded Contracts.

Section 5.12 Environmental Matters.

(a) Since January 1, 2020, no incidents such as spills, explosions or fires have occurred on any real estate owned, leased, used or occupied by a Target Business Entity primarily for the Business which have resulted in any material pollution of the soil, groundwater or buildings with any hazardous material.

(b) (i) The Target Business Entities have obtained and currently maintain all Permits necessary under environmental laws for operation of the Business (the “Environmental Permits”); (ii) Schedule 5.12 of the Disclosure Letter sets forth a complete and correct list of Environmental Permits held by the Target Business Entities, and no Target Business Entity is in material violation of any Environmental Permit; (iii) there is no investigation nor any action pending or, to the knowledge of the Seller, threatened against any Target Business Entity to revoke such Environmental Permits; and (iv) there are no pending, unresolved or threatened environmental claims or liabilities with respect to such Environmental Permits.

(c) Each Target Business Entity (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) is in material compliance with all applicable environmental laws, and there are no environmental claims pending or, to the knowledge of the Seller, threatened with respect to the Business.

Section 5.13 No Breach of Contract; No Violations of Law; No Prior Approval. The execution, delivery and performance of any Transaction Document and the consummation by the applicable members of the Seller Group of the Transactions, including the Reorganization, shall not:

(a) Constitute a Default of or under:

(i) the applicable Governing Documents of any Seller Party or any Target Business Entity;

(ii) any Contract to which any Seller Party or any Target Business Entity (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) is a party (including any of the Material Contracts, or the Tenant Leases ), other than Defaults that would not reasonably be expected to be a Seller Material Adverse Effect; or

(iii) any Law applicable to any Seller Party, any Target Business Entity (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) or the Target Shares and Assets, other than Defaults that would not reasonably be expected to be a Seller Material Adverse Effect;

(b) violate any order, judgment or decree of any court or any Governmental Authority applicable to any Seller Party, any Target Business Entity (with respect to Target Business Entities that are not Target Entities, solely in relation to their ownership and operation of the Business and the Business Assets) or any of the Target Shares and Assets;

(c) create a Lien upon any of the Target Shares and Assets, other than any restrictions under this Agreement or the other Transaction Documents; or

(d) require a filing with or Permit from any Governmental Authority by the Seller Group, except any filing or Permit whose failure to be made with or obtained from would not reasonably be expected to be material or has been obtained prior to the Initial Closing.

Section 5.14 Litigation.

(a) There is no pending or, to the knowledge of the Seller, threatened Proceeding relating to the Business or any of the Target Shares and Assets as of the date hereof that would individually or in the aggregate, have a Seller Material Adverse Effect.

(b) There is no existing Judgment that applies to the Business or the Target Shares and Assets that would individually or in the aggregate, have in a Seller Material Adverse Effect.

Section 5.15 Tax Matters.

(a) (i) All material Tax Returns required to be filed by the Target Business Entities in relation to the Business have been timely filed (taking into account extensions of time to file such Tax Returns) and all such Tax Returns are complete and correct in all material respects; (ii) all material Taxes required to be paid by any Target Business Entity that are shown on such Tax Returns have been timely paid; (iii) all material Taxes (whether in Mainland China, Hong Kong or other jurisdictions) in connection with the Reorganization have been reported and timely paid; (iv) all deductions and withholdings in respect, or on account of any Tax from any payments made by a Target Business Entity which it is obliged or entitled to make has been deducted or withheld and such Target Business Entity has duly accounted in full to the appropriate authority for all amounts so deducted or withheld; and (v) the Financial Statements have made full provision for all Taxes which the Target Business Entities are or may become liable to pay for the six (6) financial years up to and including the date of the Initial Closing.

(b) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Target Business Entities. No Tax liability with respect to the Target Business Entities has been incurred outside the ordinary course of business or otherwise materially inconsistent with past custom and practice.

(c) To the knowledge of the Seller, no material Tax Return of a Target Business Entity is currently under examination by a Governmental Authority.

(d) To the knowledge of the Seller, no claim has ever been made by a Governmental Authority in a jurisdiction where any Target Business Entity does not file Tax Returns that any Target Business Entity is subject to taxation by that jurisdiction.

(e) There are no material Liens on any of the assets or properties of any Target Business Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) As of the Initial Closing, no Target Business Entity is bound or obligated under any tax sharing, tax indemnification or similar Contract, other than customary commercial Contracts (i) entered into in the ordinary course, and (ii) the primary subject matter of which is not Taxes.

(g) No Target Business Entity is involved in any material administrative or judicial dispute or investigation in relation to Tax or involving any Tax authority, nor are any, to the knowledge of the Seller, contemplated.

(h) To the knowledge of the Seller, no notice, enquiry or adjustment has been made by any Governmental Authority in connection with any transfer pricing arrangements.

(i) No waivers of statutes of limitation have been given by or requested with respect to any Taxes of any Target Business Entity.

Section 5.16 Absence of Changes. Since the Financial Statement Date: (a) except as expressly permitted by this Agreement or the other Transaction Documents (including the personnel changes effected in connection with Article VIII of this Agreement, any steps effected pursuant to the Reorganization Plan, or any other actions otherwise expressly contemplated by the Transaction Documents, including Article VII), the Business has been operated in the ordinary course and in a manner materially consistent with past practice, (b) there have not been any changes, events, circumstances, developments or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have, a Seller Material Adverse Effect, (c) the Business has not sold or transferred any Target Shares and Assets, and (d) no member of the Seller Group has taken or authorized any action which, if taken or authorized on or after the date hereof, would require the consent of the Purchaser pursuant to Section 7.02(b).

Section 5.17 Business Permits. Schedule 5.17 of the Disclosure Letter sets forth a complete and correct list of all Business Permits held by the Target Business Entities. Except for those matters addressed by Section 5.12 and except as set forth in Schedule 5.17 of the Disclosure Letter:

(a) The Target Business Entities, are in possession of all Permits necessary for them to own, lease and operate the Business Assets and to carry on the Business as conducted as of the date hereof, except where the failure to possess any Permit would not constitute a Seller Material Adverse Effect (the “Business Permits”).

(b) The Target Business Entities have been, and are in compliance in all material respects with, all Business Permits.

(c) No material Business Permit is subject to any pending or, to the knowledge of the Seller, threatened Proceeding to suspend, restrict, withdraw, terminate, revoke, cancel or declare such Business Permit invalid in any respect.

Section 5.18 Compliance with Laws. Except for those matters that are addressed by Section 5.12:

(a) Each of the Target Business Entities has operated and conducted the Business in all material respects in accordance with their respective Governing Documents and all applicable Laws, orders and other requirements of all Governmental Authorities having jurisdiction over or otherwise applicable to each of the Seller Parties and the Target business Entities or the Business at any time during the three years prior to the date hereof, except as would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

(b) Neither the ownership of the Target Shares and Assets nor the operation of the Business as it is presently conducted violates any material Law applicable to the Target Business Entities,.

(c) No member of the Seller Group has received any written notice or oral notice from any Governmental Authority or court that claims or alleges any violation of any applicable Law in relation to the Business.

Section 5.19 No Undisclosed Liabilities; Target Group Liabilities and Indebtedness.

(a) The Target Entities have no Liabilities, and there are no Liabilities which, individually or in the aggregate, would reasonably be expected to be material except (i) as and to the extent set forth in the Financial Statements, or (ii) for Liabilities incurred since the Financial Statements Date in the ordinary course of business consistent with past practice.

(b) Schedule 5.19(b)-1 of the Disclosure Letter sets forth a true and accurate list of all Liabilities and Indebtedness, as of the date hereof, of the Target Entities, and the manner in which such Liabilities and Indebtedness is expected to be eliminated prior to the Initial Closing. Schedule 5.19(b)-2 of the Disclosure Letter sets forth a true and accurate list of all Liabilities and Indebtedness between a Target Entity, on the one hand, and a member of the Seller Group (other than the Target Entities), on the other hand, and the manner in which such Liabilities and Indebtedness will be eliminated prior to the Initial Closing. As of the Initial Closing, none of the Target Entities has any Indebtedness or known Liabilities other than the Assumed Liabilities.

Section 5.20 Employees; Labor Relations.

(a) Each of the Proposed Employees is a Business Employee who is employed by a Target Business Entity as of the date hereof.

(b) To the knowledge of the Seller, none of the employees who are material to the overall operations of the Business, is, (i) in breach of his or her employment Contract or terms of engagement or statutory duties; or (ii) has given or been given written notice to terminate his or her employment.

(c) Each Target Business Entity has complied with, and is presently operating in compliance with, all Laws, Contracts applicable to the Proposed Employees relating to employment and social security in all material respects. No Target Business Entity has received any written comments, formal demand or reassessment notice from any Governmental Authority responsible for employment and social security Laws relating to any actual or alleged violation of applicable employment and social security Laws in relation to the Proposed Employees.

(d) Each applicable Target Business Entity has paid, in material compliance with applicable Law, the contributions payable to social and healthcare schemes and social security bodies with respect to the Proposed Employees. Such contributions have been paid in the prescribed form and on time in all material respects.

(e) Each applicable Target Business Entity has complied in all material respects with its obligations to inform and consult with their employee representative bodies on the Transactions to the extent such obligations exist under applicable Law or Contract.

(f) Except as set forth in Schedule 5.20(f) of the Disclosure Letter, (i) no Target Entity has entered into any employment Contract or service agreement with any of their current or former employees or officers; and (ii) no Target Entity has lent any money to any of their employees or officers.

(g) No Target Entity has undertaken or agreed to employ any person.

(h) Each Target Business Entity has complied with the employment Contracts, applicable collective bargaining agreements and company agreements, in each case with or relating to the Proposed Employees, in all material respects and does not employ any Recruited Employee on terms or has agreed to grant terms that are more favorable than those provided by Law, applicable collective bargaining agreements or applicable company agreements.

(i) Any salary, commission, benefit, and other remuneration (including any severance compensation) owed to any Proposed Employee (including under applicable Law) has been paid in full in accordance with applicable Law by each Target Business Entity.

(j) No senior executive of any Target Entity has resigned or been dismissed from his positions or has announced his intention to resign, except for personnel changes in connection with Article VIII of this Agreement.

(k) No Target Business Entity has entered into any agreement with a Third Party which could be reclassified as an employment Contract for any person constituting a Proposed Employee or considered as illegal lending or bargaining of any Proposed Employees.

(l) Schedule 5.20(l) of the Disclosure Letter sets forth a true and accurate list of each collective bargaining agreement, workers council agreement or other agreement with a trade union, workers council or other equivalent applicable to the Business Employees, including any current or future redundancy plan to which a Target Entity may be committed.

(m) There is no pending or, to the knowledge of the Seller, threatened litigation between a Proposed Employee, a trade union or any other body that represents the employees and any Target Business Entity.

(n) There is no current material social unrest, strike or other circumstances affecting the social climate of any Target Business Entity with respect to the Business.

(o) Schedule 5.20(o) of the Disclosure Letter contains a list of the Proposed Employees whose employment contracts have been terminated or are currently being made redundant under any outstanding redundancy plan, including the date of their termination and list of any outstanding amounts to be paid in this context at the date hereof. All payments in connection with the obligations set forth in this provision have been made in accordance with applicable Law. No Target Business Entity has any outstanding obligations as a result of any redundancy plan with respect to the Business.

Section 5.21 Employee Benefits.

(a) Schedule 5.21 of the Disclosure Letter sets forth the material details of each of the existing Employee Benefit Plans that are currently in place under which the Seller Group is liable to provide benefits in respect of Business Employees.

(b) Except as mandatorily required under applicable Law, no Target Business Entity is under any legal liability or obligation, and no Target Business Entity is a party to any ex-gratia arrangement or promise, to pay any retirement benefit, pension, gratuity, annuity, superannuation allowance or the like, or life assurance, medical insurance or permanent health payments or the like, to or for any director or officer or employee or former director or officer or employee who are Business Employees of each Target Business Entity or their dependents; and there are no retirement benefits, or pension or death benefits, provident funds or schemes, life assurance or health insurance or health protection, or similar schemes or arrangements in relation to, or binding on, any Target Business Entity or to which any Target Business Entity contributes or has contributed or proposes to contribute.

(c) All provisions, payments and contributions to, or relating to, retirement benefits scheme which are mandatorily required to be made by any Target Business Entity under applicable Law in respect of its director or officer or employee or former director or officer or employee or other persons have been duly made in all material respects.

(d) Save as disclosed in the Financial Statements, no Target Business Entity has any material obligation to provide housing, provident fund, social insurance, severance, pension, retirement, death or disability benefits or other actual or contingent employee benefits to any of its director or officer or employee or former director or officer or employee.

Section 5.22 Insurance. Schedule 5.22 of the Disclosure Letter sets forth a complete and correct list of all policies of insurance that are owned or held by any Target Business Entity to the extent it is insuring the Business, the Target Shares and Assets or the Assumed Liabilities (the “Insurance Policies”). As of the date of this Agreement, the Insurance Policies are in full force and effect, and all premiums due and payable thereon have been paid in full, and no written notice of cancellation or termination has been received with respect to any such Insurance Policy (which has not been replaced on substantially similar terms prior to the date of such cancellation). The Insurance Policies are: (a) reasonably sufficient for compliance with applicable Law and all Material Contracts, (b) shall not in any way be affected by, or terminate or lapse by reason of, the Transactions except as otherwise disclosed in Schedule 5.22 of the Disclosure Letter, and (c) are valid and in full force and effect. There has been no material erosion of policy limits to any of the Insurance Policies and there are no gaps in historical limits and the limits of the Insurance Policies have not been materially eroded. The Target Business Entities are in material compliance with the terms and provisions of the Insurance Policies and are not otherwise in default with respect to any of their respective obligations under any of the Insurance Policies. No Target Business Entity has received any notification of cancellation of any of the Insurance Policies. There are no pending claims under the Insurance Policies, with respect to the Business, by any member of the Seller Group as to which the insurers have denied or disputed liability.

Section 5.23 Inappropriate Payments. No Target Business Entity or any of their respective officers or directors, or to the knowledge of the Seller, the Target Business Entities’ respective employees, agents, Affiliates or representatives, with respect to the Business or the Target Shares and Assets, has (a) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) taken any action that violated the Criminal Law (Articles 164, 389, 390, 391 and 393) of Mainland China, the Anti-unfair Competition Law of Mainland China, and the Interim Provisions for the Prohibition Against Commercial Bribery Activities of Mainland China, or (d) made any other unlawful payment, gift or contribution.

Section 5.24 Governmental Approvals. Except for those Permits that have been obtained, or will be obtained by the Seller Group prior to the Initial Closing to the extent the Purchaser is aware of such Permit as of the date hereof, no other material consents or approvals of, or filings, declarations or registrations with, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by the Seller and the Target HoldCo or the consummation by the Seller Group of the Transactions.

Section 5.25 No Customer; Suppliers; Bill of Materials.

(a) The Business did not and does not have any customers, distributors or sub-distributors, and the Target Group has no customers, distributors or sub-distributors as of the Initial Closing.

(b) Schedule 5.25(b) of the Disclosure Letter lists a true and complete list of the material suppliers of the Business (the “Suppliers”). No Contract or relationship with any such Supplier is being terminated or considered for termination or non-renewal. No Target Business Entity has received notice that any such Supplier has terminated or is terminating its commercial relationship with the Business and the Target Business Entities. No Target Business Entity has received notice that any such Supplier intends to materially change its commercial relationship with the Business in a manner materially inconsistent with such Supplier’s past practices. No Supplier has since January 1, 2020 decreased materially its services, supplies or materials to any Target Business Entity.

(c) The BOM provided by the Seller to the Purchaser sets out all the components, together with the costs thereof, required to manufacture a Mona vehicle in the manner contemplated by the Mona vehicle designs and plans that had been developed as of August 15, 2023. The BOM accurately reflects the costs of producing one Mona vehicle within a margin of error of less than one percent (1%) as of August 15, 2023, which costs (x) have been computed based on the costs provided by the Suppliers as of the same date and (y) reflect the development status of Mona as of the same date.

Section 5.26 Affiliate Transactions. Except as set forth in Schedule 5.26 of the Disclosure Letter, none of the members of the Seller Group (other than Target Entities), nor, to the knowledge of the Seller, any of such Persons’ general partners, managers, officers or directors or substantial shareholders is a party to any Contract or arrangement with a Target Entity, other than compensation and benefits as an employee or officer payable in the ordinary course. As of the Initial Closing, all of the affiliate transactions disclosed in Schedule 5.26 of the Disclosure Letter are terminated, and there is no affiliate transaction between the Seller Group (other than the Target Group) and the Target Group other than the Ancillary Agreements to be entered into between the date hereof and the Initial Closing Date.

Section 5.27 Solvency and Positive Equity Balances. Each Target Entity (x) has a positive equity balance and (y) meets the applicable solvency requirements in each jurisdiction in which the Business operates or to which it is subject or, in the case of this clause (y), if no such jurisdictional solvency requirements exist, then such Target Entity shall (a) not have been declared in a legal state of insolvency, bankruptcy or receivership, nor have pending an application for a declaration of insolvency, and (b) have the capacity to pay its debts as they become due. None of the members of the Seller Group is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Each Target Business Entity has complied with applicable insolvency Laws.

Section 5.28 Data Protection and System Security.

(a) In connection with Processing of any Target Data and IT Systems used in the operation of the Business as currently conducted, the Target Business Entities taken as a whole, have since January 1, 2020 been in compliance with (i) all applicable Data Protection Laws, (ii) all applicable published or publicly-facing policies and procedures relating to Personal Data, privacy, data protection and cybersecurity, and (iii) the requirements of any contract, binding standards or codes of conduct to which any of member of the Seller Group is a party or by which it is bound, except in each case for any noncompliance that would not result in a Seller Material Adverse Effect. With respect to the Target Data, each Target Business Entity has since January 1, 2020 adopted technical, administrative and physical means reasonably designed to ensure the security, confidentiality and integrity of such data. There has not been any instances of unauthorized access, use, modification or disclosure, loss, theft or other misuse of the Target Data that would result in a Seller Material Adverse Effect.

(b) None of the Target Entities has been designated as a Critical Information Infrastructure Operators (关键信息基础设施运营者).

(c) With respect to the Business, the Target Data or the IT Systems used in the operation of the Business, none of the Target Business Entities: (i) is under investigation by any Governmental Authority for alleged violation of any Data Protection Law; (ii) has received any notice of claim, lawsuit, investigation or audit request or report from any Person alleging any violation of any Data Protection Law; or (iii) has been subject to any enforcement actions (including any fines or other sanctions). Since January 1, 2020, there have not, to the knowledge of the Seller, been any changes, events, circumstances, developments or occurrences that, individually or in the aggregate, have given rise to or would reasonably be expected to give rise to, any of the foregoing matters.

Section 5.29 Money Laundering Laws. The operations of the Target Business Entities, as a whole, are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issues, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and to the extent related to the Business, no action by or before any Governmental Authority involving the Target Business Entities with respect to a violation of the Money Laundering Laws is pending or, to the knowledge of the Seller, threatened.

Section 5.30 Status and Investment Intent of the Seller.

(a) Not a U.S. Person. The Seller is not a “U.S. person” within the meaning of Regulation S under the Securities Act.

(b) Experience. The Seller (i) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks involved in the acquisition of the Consideration Shares and (ii) is capable of bearing the economic risk of the acquisition of the Consideration Shares.

(c) No Public Sale or Distribution. The Seller is acquiring the Consideration Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. The Seller does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Consideration Shares. The Seller is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d) Restricted Securities. The Seller acknowledges that the Consideration Shares to be issued to the Seller hereunder from time to time are “restricted securities” (within the meaning of Rule 144 of the Securities Act) that have not been registered under the Securities Act or any applicable state securities law and may not be offered or sold except pursuant to registration or to an exemption from the registration statements of the Securities Act.

(e) Share Ownership. Other than the holding of the Class A Ordinary Shares acquired and to be acquired under this Agreement, the Seller does not beneficially own any shares or any other securities of the Purchaser.

Section 5.31 Information. All information in the Disclosure Letter has been disclosed to the Purchaser in good faith by or on behalf of the Seller for the purpose of informing the Purchaser about the Target Shares and Assets and the Business. The Seller has not intentionally omitted any material fact that should have been included in the Disclosure Letter and is not aware that any information in the Disclosure Letter is misleading in any material respect.

Section 5.32 Independent Investigation. The Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Purchaser and its Subsidiaries, which investigation, review and analysis was done by the Seller and its Affiliates and representatives. In entering into this Agreement, the Seller acknowledges that the Purchaser and its representatives have not made any representations, warranties, estimates or projections, and it has not relied on any representations, warranties, estimates or projections of the Purchaser or its representatives, other than the representations and warranties of the Purchaser set forth in Article VI.

Section 5.33 Brokers and Finders. Neither the Seller nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Seller or the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the Transactions.

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that except as disclosed in the Public Documents filed, furnished or disclosed respectively prior to the date of this Agreement (excluding (a) any disclosures contained under the heading “Risk Factors,” “Forward-Looking Statements” and any other disclosures contained therein of information or risks to the extent they are cautionary, predictive, or forward-looking in nature and (b) any exhibits or other documents appended thereto), it being understood that any matter disclosed in the Public Documents shall not be deemed disclosed for purposes of Section 6.01, Section 6.02, Section 6.04, Section 6.05 and Section 6.06, as of the date of this Agreement, the Initial Closing Date, and solely with respect to Section 6.01, Section 6.02, Section 6.04, Section 6.05, Section 6.06, Section 6.12 and Section 6.14, each Subsequent Closing Date:

Section 6.01 Organization and Qualification. The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the Public Documents. The Purchaser is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The Memorandum and Articles as most recently filed with the Public Documents is a true and correct copy as in effect as of the date of this Agreement, and the Purchaser is not in material violation of any of the provisions of the Memorandum and Articles.

Section 6.02 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Purchaser is US$100,000 consisting of 10,000,000,000 shares comprising (i) 9,250,000,000 Class A Ordinary Shares of a par value of US$0.00001 each and (ii) 750,000,000 Class B Ordinary Shares of a par value of US$0.00001 each. As of the Measurement Date, 1,382,801,563 Class A Ordinary Shares (including 5,812 Class A Ordinary Shares issued to the depositary bank for bulk issuance of ADSs and reserved for future issuance upon the exercise or vesting of awards granted under the 2019 Equity Incentive Plan) and 348,708,257 Class B Ordinary Shares were issued and outstanding, and from the Measurement Date to the date of this Agreement, other than (i) the Class A Ordinary Shares which may further be issued upon the exercise or vesting of awards granted under the 2019 Equity Incentive Plan; and (ii) up to 94,666,666 Class A Ordinary Shares that may be issued pursuant to the share purchase agreement dated July 26, 2023 entered into between the Purchaser and Volkswagen (China) Investment Co., Ltd, no other Class A Ordinary Shares have been issued by the Purchaser.

(b) Except as set forth in this Section 6.02, as of the Measurement Date, there are no (i) outstanding securities (whether debt or equity) convertible into or exchangeable or exercisable for any Class A Ordinary Shares; (ii) preemptive rights or other rights permitting or requiring any Third Party to subscribe for, or acquire or purchase from the Purchaser any Class A Ordinary Shares; or (iii) obligations of the Purchaser to repurchase, redeem or otherwise acquire any capital stock or equity interests of the Purchaser.

(c) The Purchaser has sufficient authorized share capital to issue the Consideration Shares in accordance with this Agreement and except as set forth in this Section 6.02, all of the issued and outstanding Class A Ordinary Shares have been duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all applicable Laws and Memorandum and Articles.

Section 6.03 Subsidiaries. Each Material Subsidiary has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. Each Material Subsidiary is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.04 Authorization; Enforcement; Validity. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations under this Agreement and such other Transaction Documents in accordance with the terms hereof and thereof. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action by the Purchaser. This Agreement and the Strategic Cooperation Agreement have been, and the other Transaction Documents to which the Purchaser is a party will be, duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the Seller, this Agreement constitutes, and the other Transaction Documents to which the Purchaser is a party will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 6.05 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Purchaser of the Transactions will not (a) result in a violation of the Memorandum and Articles, (b) conflict with, or constitute a Default of, any Contract to which the Purchaser or any of its Subsidiaries is a party, or (c) result in a violation of or conflict with any Law applicable to the Purchaser or by which any property or asset of the Purchaser or any of its Subsidiaries is bound or affected, (d) violate any order, judgment or decree of any court or any Governmental Authority to which the Purchaser or any of its Subsidiaries are subject, or (e) require a filing with or Permit from any Governmental Authority by the Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which, individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect, or in the case of clause (e), for such filing that would not reasonably be expected to be material or is as otherwise contemplated by any of the Transaction Documents.

Section 6.06 Issuance of the Consideration Shares. The Consideration Shares are duly authorized, and, when issued and paid for in accordance with the terms hereof and entered in the register of members of the Purchaser, will be validly issued, non-assessable and fully-paid, and free from all Liens (except for Liens created or imposed by the Transaction Documents or under applicable securities Laws). Assuming the accuracy of the representations and warranties set forth in Section 5.30, the issuance by the Purchaser of the Consideration Shares to the Seller is exempt from registration under the Securities Act.

Section 6.07 Compliance with Laws. The business of the Purchaser and its Subsidiaries is being conducted, and has been conducted at any time during the three years prior to the date hereof, in all material respects in accordance with their respective applicable Laws, orders and other requirements of all Governmental Authorities having jurisdiction over or otherwise applicable to each of the Purchaser and its Subsidiaries except as would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect. The Purchaser or its relevant Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals required under applicable Laws to carry on their business as conducted as of the date hereof (collectively, the “Purchaser Permits”), except where the failure to have any Purchaser Permit would not constitute a Purchaser Material Adverse Effect. All such Purchaser Permits are in full force and effect, and no Purchaser Permit is subject to any pending or, to the knowledge of the Purchaser, threatened administrative or judicial proceedings to suspend, restrict, withdraw, terminate, revoke, cancel or declare such Purchaser Permit invalid in any respect, except where such failure to be in full force and effect, or such suspension or cancellation, would not result in a Purchaser Material Adverse Effect. The Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE and the HKSE. The Purchaser and its Subsidiaries have taken no steps to delist the ADSs from the NYSE or to delist the Class A Ordinary Shares from the HKSE. As of the date of this Agreement, the Purchaser has not received any notification from the SEC, NYSE, SFC, HKSE or CSRC indicating that the SEC, SFC, NYSE, HKSE or CSRC, as applicable, has determined or is contemplating suspending or terminating the listing of the ADSs (or the applicable registration under the Exchange Act related thereto) or the Class A Ordinary Shares.

Section 6.08 Undisclosed Liabilities. Since June 30, 2023, the Purchaser and its Subsidiaries do not have any Liabilities, other than (a) liabilities or obligations reflected on, reserved against, or disclosed in the Purchaser’s balance sheet as of June 30, 2023 included in the Public Documents (excluding those liabilities or obligations discharged or paid in full prior to the date of this Agreement), (b) liabilities or obligations that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, and (c) liabilities incurred since June 30, 2023 in the ordinary course of business consistent with past practices and any liabilities incurred pursuant to this Agreement.

Section 6.09 Absence of Changes. Except for the execution and performance of this Agreement, the other Transaction Documents, and the discussions, negotiations and transactions related hereto and thereto, since June 30, 2023, the Purchaser and its Subsidiaries have conducted their respective businesses in the ordinary course of business and in a manner materially consistent with past practice and there has not been:

(a) any changes, events, circumstances, developments or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have, a Purchaser Material Adverse Effect;

(b) any amendment to the Memorandum and Articles;

(c) any sale of all or substantially all of the assets of the Purchaser and its Subsidiaries, taken as a whole;

(d) any merger or consolidation of the Purchaser or any Material Subsidiary with or into another Person;

(e) (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of the Purchaser or any Material Subsidiary (except for dividends or other distributions by any Subsidiary to the Purchaser or to any of the Purchaser’s wholly owned Subsidiaries), or (ii) any redemption, repurchase or other acquisition of any share capital of the Purchaser or any Material Subsidiary;

(f) any adoption of resolution to approve or petition or similar proceeding or order in relation to a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Purchaser or any Material Subsidiary;

(g) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Purchaser or its property or any material part thereof; or

(h) any agreement to carry out any of the foregoing.

Section 6.10 Litigation. As of the date hereof, there is no Proceeding of any nature pending, or, to the Purchaser’s knowledge, threatened, in writing against the Purchaser or any of its Subsidiaries, or, to the Purchaser’s knowledge, any of their respective directors or officers in their capacities as such, which would, individually or in the aggregate, have a Purchaser Material Adverse Effect. There is no existing Judgment outstanding against the Purchaser or any of its Subsidiaries, or, to the Purchaser’s knowledge, any of their respective directors or officers in their capacities as such, except for any Judgment which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 6.11 Brokers and Finders. Neither the Purchaser nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Seller or the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of Transactions.

Section 6.12 Governmental Approvals. No material consents or approvals of, or filings, declarations or registrations with, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by the Purchaser or the consummation by the Purchaser of the Transactions, except for the NYSE Listing Authorization, the HKSE Listing Approval, the CSRC Filing and approvals by, or filings required to be made with, the SEC, NYSE, HKSE, SFC or CSRC, as applicable, by the Purchaser.

Section 6.13 Accuracy of Disclosure.

(a) The Purchaser has filed or furnished, as applicable, on a timely basis, all the SEC Documents. As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Purchaser has filed or furnished, as applicable, on a timely basis, all the HKSE Documents. As of their respective date of submission or publication of the HKSE Documents, or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (i) each of the HKSE Documents complied in all material respects with the applicable requirements of the Listing Rules and (ii) none of the HKSE Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

(c) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Purchaser have been designed to ensure that all material information required to be disclosed by the Purchaser in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Purchaser as appropriate to allow timely decisions regarding required disclosure.

(d) The Purchaser has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (i) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Purchaser, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of material assets of the Purchaser. There are no material weaknesses or significant deficiencies in the Purchaser’s internal controls. Neither the audit committee of the board of directors of the Purchaser nor, to the knowledge of the Purchaser, the Purchaser’s independent registered public accounting firm has identified or been advised of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Purchaser and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the management or other employees of the Purchaser who have a significant role in the internal control over financial reporting.

(e) The Purchaser is not a party to and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or undertaking, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, the Purchaser in the Purchaser’s published financial statements or other SEC Documents.

Section 6.14 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Seller and the Target Business Entities, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. In entering into this Agreement, the Purchaser acknowledges that the Seller and its representatives have not made any representations, warranties, estimates or projections, and it has not relied on any representations, warranties, estimates or projections of the Seller or its representatives, other than the representations and warranties of the Seller set forth in Article V.

ARTICLE VII

AGREEMENTS OF THE PARTIES

Section 7.01 Reorganization.

(a) As promptly as practicable after the date hereof and in any case prior to the Initial Closing, the Seller shall, and shall cause each member of the Seller Group to, solely at expense of the Seller and the Seller Group, take all such actions as are necessary in order for the Target Group to, prior to the Initial Closing, be able to operate the Business (i) in compliance with applicable Law, (ii) as conducted as of the date hereof (except for (x) any personnel changes in connection with Article VIII of this Agreement, (y) any steps effected pursuant to the Reorganization Plan, and (z) as otherwise contemplated by the Transaction Documents, and taking into account the restrictions on the conduct of the Business in the ordinary course of business pursuant to Section 7.02), and (iii) independently on a standalone basis (except for any transition services or similar services contemplated by the Transaction Documents).

(b) In furtherance of and without limiting the generality of Section 7.01(a), as promptly as practicable after the date hereof and in any case prior to the Initial Closing, the Seller shall, and shall cause all each applicable member of the Seller Group to consummate all steps of the Reorganization (except for any steps that are specified not to be required to be completed at or prior to the Initial Closing) in accordance with the Reorganization Plan, the Transaction Documents and applicable Law.

(c) In furtherance of Section 7.01(a) and Section 7.01(b), if, prior to the Initial Closing, the Seller becomes aware that the Reorganization Plan shall be updated in order to make its representation and warranties in Section 5.11 correct as of the Initial Closing, the Seller shall promptly notify the Purchaser, and upon the Purchaser’s written consent, update the Reorganization Plan accordingly.

(d) With respect to certain steps in the Reorganization Plan that are specified not to be completed at or prior to the Initial Closing and are actually not completed prior to the Initial Closing, Seller shall continue to complete such steps as soon as practicable after the Initial Closing in compliance with the Reorganization Plan.

(e) Notwithstanding anything herein, any Transfer Taxes and stamp duty that are, or become, due and payable as a result of the Reorganization shall be borne entirely by the Seller or the Retained Entities.

Section 7.02 Operating the Business. From the date hereof until the Initial Closing,

(a) Except as expressly contemplated by the Reorganization and by any Transaction Documents (including Article VIII hereof), the Seller shall, and shall cause each applicable member of the Seller Group to conduct the Business in the ordinary course of business, including:

(i) using its best efforts to preserve intact its Business organization, maintain its Business Assets, preserve its relationships with Third Parties related to the Business and keep available the services of the Business Employees;

(ii) managing its collection of accounts receivable and payment of accounts payable in the ordinary course of business consistent with past practice in all material respects; and

(iii) maintaining and renewing all Permits held in connection with the Business and the Business Assets in the ordinary course of business.

(b) Except as expressly contemplated by the Reorganization, from the date of this Agreement until the Initial Closing Date, the Seller shall not, and shall cause each member of the Seller Group not to, take any of the following actions relating to the Target Shares and Assets or the Business without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent expressly required or permitted by any Transaction Documents:

(i) amend any Governing Document of a Target Entity;

(ii) enter into, materially amend or terminate any Material Contract, or waive, release or assign any material rights or material claims thereunder, or make payment thereunder (other than payment in the ordinary course of trading that in the aggregate does not exceed RMB100,000); provided, however, no prior written consent of the Purchaser shall be required for entry into of any Contract listed in Schedule 7.02(b)(ii) of the Disclosure Letter; provided, further, that the Seller may seek the Purchaser’s consent for the matters contemplated in this Section 7.02(b)(ii) on a monthly basis. To any request for consent in respect of a payment obligation under this Section 7.02(b)(ii), the Purchaser shall respond within five (5) Business Days;

(iii) (A) commit to make any capital expenditures to be paid following the Initial Closing Date in an individual amount greater than RMB100,000 or, in the aggregate, greater than RMB1,000,000, or (B) make, or commit to make, any program capital investment in excess of RMB100,000;

(iv) transfer, sell, lease, sublease or otherwise grant any right to use or occupy, or grant any option to transfer, sell, sublease or lease, or grant any security interest in, or otherwise create or permit any Lien in or on any of the Real Property;

(v) (A) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or other equity securities of any Target Entity or (B) adjust, split, combine or reclassify, or subject to recapitalization, any equity securities of any Target Entity;

(vi) create, incur, assume or guarantee any Indebtedness for borrowed money, other than borrowings pursuant to the existing credit facilities;

(vii) enter into any transaction that would give rise to an Assumed Liability;

(viii) merge or consolidate any Target Entity with any other Person, or restructure, recapitalize, reorganize or adopt any other corporate or legal entity reorganization, or otherwise alter its legal structure or form;

(ix) completely or partially dissolve or liquidate any Target Entity or permit or allow the filing of a petition for relief under any bankruptcy provisions of applicable Law with respect to any Target Entity;

(x) except as required by applicable Law or the terms of any Material Contract in effect on the date hereof, (A) grant, pay, announce or accelerate (including accelerate the vesting of) any incentive awards, retention or other bonus, equity-based or similar compensation or severance or termination pay or grant or announce any increase in the salaries, bonuses or other compensation and benefits payable to any Business Employee (other than non-material annual, promotion-related or merit-based increases in salary and/or bonus in the ordinary course of business consistent with past practice), (B) increase the benefits under any Business Employee Benefit Plan, (C) amend or terminate any Business Employee Benefit Plan, (D) issue an offer of employment to, or hire, any Person for any position with an annual “all-in” compensation target equal to or greater than RMB100,000 or (E) establish, adopt or enter into any additional employee benefit plan, policy, agreement, or arrangement that would be a Business Employee Benefit Plan if it were in existence on the date hereof;

(xi) transfer, sell, lease, dividend, grant an exclusive license in respect of, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of or subject to any Lien any Business Asset or disclose any of their material trade secrets, other than dispositions of Inventory in the ordinary course of business consistent with past practice;

(xii) commence, settle or compromise any Proceeding or threatened Proceeding with respect to any Target Entity or the Business if the amount claimed in the Proceeding or the amount of settlement exceeds RMB100,000;

(xiii) except as required by a concurrent change in applicable accounting standards or by applicable Law, make any changes in financial or accounting methods, principles or practices with respect to any Target Entity or the Business;

(xiv) make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Target Entity, surrender any material right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any Target Entity, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of any Target Entity;

(xv) cause any Target Entity to enter into a new line of business;

(xvi) cancel any existing Insurance Policies except in connection with the renewal or replacement thereof;

(xvii) make any material changes in collection policies, pricing policies, discount policies or payment policies, including with respect to customers and vendors, or engaged in any other activity that would reasonably be expected to accelerate in any material respect the collection of accounts receivables or delay in any material respect the payment of accounts payable;

(xviii) enter into any Contracts or transactions with Affiliates, or amend any existing Contracts with Affiliates; and

(xix) agree in writing or otherwise to do any of the foregoing actions contained in this Section 7.02(b).

(c) Nothing in Section 7.02(a) or Section 7.02(b) shall be construed to restrict in any manner the freedom or ability by any member of the Seller Group to operate its business other than the Business or hold or transact any Excluded Assets.

Section 7.03 [Reserved]

Section 7.04 [Reserved].

Section 7.05 Reorganization Accounts. The Seller shall (a) obtain and deliver to the Purchaser within twenty (20) Business Days after the Initial Closing Date, in draft form, unaudited combined income statements of the Business on a standalone basis for the 2021 and 2022 fiscal years and the period ended the Initial Closing Date, and an unaudited combined balance sheet of the Business as at the Initial Closing Date and (b) obtain and deliver to the Purchaser within twenty (20) Business Days after the acceptance of the applicable Closing Statement, or after the resolution described in Section 2.08(c) or Section 2.08(d) above as applicable if the amount of the Post-Closing Adjustment is in dispute, in final form, unaudited combined income statements of the Business on a standalone basis for the 2021 and 2022 fiscal years and the period ended the Initial Closing Date, and an unaudited combined balance sheet of the Business as at the Initial Closing Date, in each case including a reconciliation of each such unaudited combined consolidated balance sheet to the Financial Statements (each, a “Reorganization Account”). The Seller agrees to provide the Purchaser with an opportunity to review and comment on the drafts of each Reorganization Account, the form and substance of which shall be reasonably acceptable to the Purchaser. All costs, fees and expenses incurred in connection with each Reorganization Account shall be borne by the Seller.

Section 7.06 Insurance. Notwithstanding anything to the contrary in this Agreement and without limiting the Purchaser’s right to indemnification pursuant to Article XIII, the Retained Entities shall assign, to the extent assignable, to the Purchaser or any Target Entity designated by the Purchaser the right to receive any future proceeds, less any deductibles, retention amounts or similar costs (the “Insurance Proceeds”), including any Insurance Proceeds in respect of business interruption insurance for any period after the Initial Closing relating to the Business, the Business Assets and the Assumed Liabilities. The Retained Entities shall cooperate with the Purchaser in filing any insurance claims and in the collection of Insurance Proceeds, including, where permitted by Law, transferring to the Purchaser or any Target Entity designated by the Purchaser the right to pursue Insurance Proceeds related to the Business, the Business Assets and the Assumed Liabilities. Either Party receiving a notice with respect to any Assumed Liability, the Business or the Business Assets shall promptly notify the other Party hereto.

Section 7.07 [Reserved]

Section 7.08 Further Assurances. Each Party shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to its obligation to consummate the Transactions on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the Transactions.

Section 7.09 Responsibility to Notify. From the date hereof through any Closing Date, the Parties shall promptly notify each other in writing of any event, condition or circumstances occurring from the date hereof through the Closing Date which would, or would reasonably be expected to, (a) result in any conditions set forth in Article X or Article XI not to be satisfied, or (b) result in any material violation of any provision of this Agreement.

Section 7.10 PRC Tax Filing.

(a) The Seller shall bear and pay any Taxes assessed by the applicable Mainland China Tax Authority in accordance with the Bulletin 7 for “indirect transfer of PRC taxable assets (间接转让中 国应税财产)” by the Seller (the “Bulletin 7 Taxes”), and the Seller acknowledges that the Purchaser shall have no obligation to pay any Bulletin 7 Taxes.

(b) The Seller shall, at its own cost, engage in discussions with the Mainland China Tax Authority within thirty (30) days following the Initial Closing Date, and provide all information that are required by the Mainland China Tax Authority in connection therewith. Upon request by the Purchaser, the Seller shall provide regular updates to the Purchaser as to the status of such discussions.

(c) Notwithstanding anything in Section 7.10(b), unless the Mainland China Tax Authority determines otherwise in writing or reasonable documentary evidence proves otherwise, in each case the relevant documents shall be provided to the Purchaser as soon as reasonably practicable, the Seller shall file, or cause to be filed, with the Mainland China Tax Authority all such information and Tax returns within such period as are required under Bulletin 7 (the “PRC Tax Returns”), and such PRC Tax Returns shall be true, accurate and complete in all material respects. Subject to applicable Law, the Seller shall (i) provide drafts of such PRC Tax Returns to the Purchaser for its review no later than five (5) Business Days prior to filing such PRC Tax Returns, and (ii) consider in good faith any comments made by the Purchaser to the PRC Tax Returns, acting reasonably. Within five (5) days of filing the PRC Tax Returns, the Seller shall provide the Purchaser with final, accurate copies of all such PRC Tax Returns that were filed, along with an acknowledgement or receipt in respect of the filing issued by the appropriate Mainland China Tax Authority or the original signature of the Mainland China Tax Authority on the duplicate of the PRC Tax Returns submitted or other documents to the reasonable satisfaction of the Purchaser evidencing that the filing has been made.

(d) After such Tax filing, the Seller shall timely submit, or cause to be submitted, all documents supplementally requested by the Mainland China Tax Authority in connection with such Tax filing. Subject to applicable Law, the Seller shall (i) provide drafts of such documents to the Purchaser for its review no later than three (3) Business Days prior to the filing thereof, and (ii) consider in good faith any comments made by the Purchaser thereto, acting reasonably. The Seller shall further provide the Purchaser with accurate copies of any official assessments of the Mainland China Tax Authority with respect to its PRC Tax Returns, if any, within five (5) days of receipt thereof. Upon request by the Purchaser, the Sellers shall give regular updates to the Purchaser as to the payment status of the Bulletin 7 Taxes.

(e) The Seller shall pay the Bulletin 7 Taxes timely and in full in accordance with the requirement of the Mainland China Tax Authority and shall provide the Purchaser, as soon as reasonably practicable, with evidence that the Bulletin 7 Taxes have been paid in full and in time in the form of a receipt of payment issued by the Relevant Mainland China Tax Authority.

(f) The Purchaser and Seller agree that the consideration for the Acquisition of Business has been determined based on the average closing price of the Purchaser on the HKSE for the five (5) trading days immediately before the date of this Agreement, being HK$64.03.

Section 7.11 PRC Regulatory Filings. The Purchaser and the Seller shall complete all PRC Regulatory Filings that are required or contemplated to be performed or complied with respectively by the Purchaser and the Seller in accordance with the applicable Mainland China Laws (including the Purchaser submitting the CSRC Filing within three (3) Business Days following each Closing) and be responsible for resolving any investigation or other inquiry of any Governmental Authority in connection therewith. The Seller shall, and shall cause each member of the Seller Group to, cooperate with the Purchaser (including furnishing to the Purchaser all necessary information) in connection with the preparation and making of the PRC Regulatory Filings and resolving any investigation or other inquiry of any Governmental Authority in connection therewith. Specifically, the Purchaser shall (i) provide drafts of relevant materials that contains or relates to any information of the Seller Group and the Target Group (the “Certain CSRC Filing Materials”) to the Seller for its review no later than five (5) Business Days prior to the submission of the CSRC Filing; (ii) consider in good faith the reasonable comments made by the Seller to such relevant materials; and (iii) provide the Seller with final version of the Certain CSRC Filing Materials that were filed within five (5) Business Days of the submission of the CSRC Filing.

Section 7.12 Access; Confidentiality; Public Disclosure.

(a) From the date hereof until the Initial Closing, each applicable member of the Seller Group shall and shall cause its Representatives to, upon reasonable prior notice, free of charge, give the Purchaser or its designated Affiliates, their officers and their authorized Representatives, reasonable access during normal business hours to the Business Assets, Books and Records, analysis, projections, plans, systems, management and other personnel, the Seller’s Representatives, offices and other facilities and properties to the extent related to the Business, the Business Assets and the Assumed Liabilities. For the avoidance of doubt, the Seller agrees to provide the Purchaser, upon reasonable prior notice, access to the individuals who prepared the Reorganization Accounts and their related work papers.

(b) The Purchaser and the Seller agree that the confidentiality agreement dated July 19, 2023 between Shanghai Jusheng Technology Co., Ltd. (上海桔晟科技有限公司) and Guangdong Xiaopeng Motor Technology Co., Ltd. (广东小鹏汽车科技有限公司), to the extent that it relates to Confidential Information, shall be terminated and of no further force and effect.

(c) Subject to Section 7.12(d) and Section 7.12(e), each Party shall, and shall cause its Affiliates and its and their respective Representatives to, to the extent such Persons have received any Confidential Information and not in violation of applicable Law, keep confidential and shall not disclose to any Person the existence and substance of any Transaction Document, the negotiations relating to any Transaction Document and any non-public information with respect to the foregoing (collectively, “Confidential Information”). “Confidential Information” shall not include any information that is (i) previously known on a non-confidential basis by the receiving Party or any of its Affiliates or its or their respective Representatives, (ii) in the public domain through no fault of such receiving Party or any of its Affiliates or its or their respective Representatives, (iii) received from a Person other than any of the other Parties or any of their Affiliates or their respective Representatives, so long as such Person was not, to the best knowledge of the receiving Party, subject to a duty of confidentiality to any of the other Parties or (iv) developed independently by or on behalf of the receiving Party or any of its Affiliates or its or their respective Representatives without reference to Confidential Information of the disclosing Party.

(d) A Party which receives Confidential Information may disclose the Confidential Information (i) to its Affiliates or its or their respective Representatives whose function requires him/her to have such Confidential Information and who shall be subject to confidentiality obligations at least as protective as the terms set out in this Section 7.12; (ii) to its professional advisors participating in the negotiation and implementation of the Transactions; and (iii) to the extent such disclosure is required or necessary to comply with by Law or any Governmental Authority, in which event the Party making such disclosure or whose Affiliates or Representatives are making such disclosure shall so notify the other Parties, to the extent legally permissible and practicable (and, if possible, prior to making such disclosure) in order to enable the other Parties to seek an appropriate protective order or other remedy, or to waive compliance, in whole or in part, with the terms of this Section 7.12. In the event that such protective order or other remedy is not obtained, or such other Parties waive compliance with this Section 7.12, the disclosing Party shall, or shall cause its relevant Affiliates or its or their relevant Representatives to, furnish only that portion of such Confidential Information that is required by Law to be provided, provided that to the extent legally permissible and practicable, the disclosing Party shall have provided a draft of the proposed disclosure to the other Parties reasonably in advance and shall have reasonably considered any comments from the other Parties to the content of such proposed disclosure.

(e) The Parties will, to the extent permitted by applicable Law, consult with each other before issuance, and provide each other with the opportunity to review, comment on, and use all reasonable efforts to agree on, any press release or other public disclosure with respect to this Agreement and the other Transaction Documents and the Transactions, and will not (to the extent practicable) issue any such press release or make any such public disclosure prior to such consultation and agreement, except that disclosure made by a Party without having reached such agreement despite consultation shall be permissible if the substance and timing of the disclosure are necessary to comply with the Law or an applicable securities exchange (including disclosure of the Transactions pursuant to The Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited), provided that the disclosing Party shall, to the extent permitted by applicable Law or the applicable securities exchange and if reasonably practicable, inform the other Party of the disclosure to be made pursuant to such requirements prior to the disclosure. Subject to applicable Laws, the Parties agree to promptly provide or cause to be promptly provided information and documents as requested by the NYSE, the SEC, the HKSE, the SFC, the CSRC or any other competent Governmental Authority or that are necessary or advisable to comply with applicable Laws or rules and regulations of any applicable securities exchange (including Laws, rules or regulations promulgated or administered by the NYSE, the SEC, the HKSE, the SFC or the CSRC) or permit consummation of the Transactions. The Parties will coordinate and cooperate fully with each other in providing such information and such assistance as the other Party may reasonably request in connection with the disclosure above in this Section 7.12(e).

Section 7.13 [Reserved].

Section 7.14 ADS Deposit Arrangement. To the extent permitted by applicable Laws and upon the expiry of respective Lock-Up Periods, upon written request by the Seller, the Purchaser shall facilitate and consent to the deposit of any or all of the Consideration Shares owned or acquired by the Seller and any Affiliates of the Seller with the depositary for the issuance of the Purchaser’s ADSs (free of any restrictive legend) in accordance with the Deposit Agreement between the Purchaser, Citibank, N.A. as the Purchaser’s depositary (or such other depositary bank with which the Purchaser may enter into any depositary or similar agreement in connection with its ADS program, the “Depositary”), and all holders and beneficial owners of ADSs (as may be amended or replaced from time to time). Without limiting the generality of the foregoing, (i) to the extent permitted by Applicable Law, the Purchaser agrees to execute, deliver and provide such instrument or document, and carry out any other necessary or appropriate action, as may be reasonably requested or required by the Seller, the Depositary or its securities broker in connection with the deposit of Class A Ordinary Shares and/or the issuance of the ADSs, and (ii) to the extent any legal opinion is required, use its reasonable efforts to procure that the Depositary accepts any customary legal opinion issued by such qualified legal counsel as may be reasonably designated by the Seller or its applicable Affiliate in its discretion, in each case of clauses (i) and (ii) above, in connection with the deposit of Class A Ordinary Shares, the issuance of ADSs and/or the removal of any restrictive legend (if applicable). For the avoidance of doubt, the expenses and costs in connection with the deposit of the Consideration Shares with the Depositary shall be borne by the Seller.

Section 7.15 Supplemental Listing Applications. The Purchaser shall file with the NYSE the supplemental listing application in respect of the ADSs representing such Consideration Shares and shall file with the HKSE the listing application in respect of the maximum number of Consideration Shares to be issued by the Purchaser pursuant to this Agreement, in each case before the Initial Closing.

Section 7.16 Lock-Up.

(a) Except (i) with the prior written consent of the Purchaser; or (ii) transferring to its wholly-owned Subsidiary, the Seller and the Seller Designee shall not, directly or indirectly, (i) transfer, sell, assign, pledge, mortgage, grant of a security interest or other disposal of, or granting or permitting any Lien on, any of the following or any interest therein (including to any securities convertible into or exercisable or exchangeable for or that represent the right to receive any such share capital or equity securities or any interest therein); (ii) enter into any swap or other arrangement that transfer to another, in whole or in part, any of the economic consequences of ownership (legal or beneficial) of the following or any interest therein (including to any securities convertible into or exercisable or exchangeable for or that represent the right to receive any such share capital or equity securities or any interest therein); (iii) enter into any transaction with the same economic effect as any transaction specified in Section 7.16(a)(i) or (ii) above; or (iv) offer to or agree to do any of the foregoing or publicly announce any intention to do so, in each case, whether any of the foregoing transactions is to be settled by delivery of the share capital or such other equity securities of the Purchaser, in cash or otherwise, during the periods (collectively, the “Lock-Up Periods”) below;

(i) with respect to any Initial Consideration Share, at any time on or before the expiry of a 24-month period after the Initial Closing Date;

(ii) with respect to any SOP Consideration Share, at any time on or before the expiry of a 12-month period after the SOP Closing Date;

(iii) with respect to any Tranche 1 Earn-Out Share, at any time on or before the expiry of a 12-month period after the First Tranche 1 Earn-Out Closing Date; and

(iv) with respect to any Tranche 2 Earn-Out Share, at any time on or before the expiry of a 12-month period after the First Tranche 2 Earn-Out Closing Date.

(b) Nothing in Section 7.16(a) shall prevent any member of the Seller Group from entering into any hedging or derivative transactions during the Lock-Up Periods with respect to the Consideration Shares (the “Excepted Transaction”) after the expiry of a six-month period immediately after the Initial Closing Date, if and only if (i) the gross proceeds from such Excepted Transaction before the SOP Closing Date are utilized solely and exclusively for the payment of the Taxes relating to the Reorganization or the payment of the Bulletin 7 Taxes, and the gross proceeds from such Excepted Transaction before the SOP Closing Date which are utilized for the payment of the Taxes relating to the Reorganization do not exceed RMB500 million; (ii) the gross proceeds from such Excepted Transaction on and after the SOP Closing Date are utilized solely and exclusively for the payment of the Bulletin 7 Taxes arising from the Transactions; (ii) the Seller or the Seller Designee shall provide a written notice to the Purchaser setting forth the amount of the Taxes payable by the Seller or the Seller Designee arising from the Reorganization or the Bulletin 7 Taxes arising from the Transactions, and the expected date, amount and material terms of the Excepted Transaction, no later than ten (10) Business Days before such Excepted Transaction; and (iii) no public disclosure about such Excepted Transaction will be made by any member of the Seller Group or required by applicable Laws during the respective Lock-Up Period of the Consideration Shares that are subject to the respective Excepted Transaction.

ARTICLE VIII

EMPLOYMENT MATTERS

Section 8.01 Employee Recruitment and Transfer of Employees.

(a) As soon as practicable after the date hereof, the Seller shall provide to the Purchaser a list and resumes of 197 Business Employees as of the date hereof (the “Proposed Employees”). The Purchaser may, in its sole discretion, select up to 197 Business Employees from and only from the Proposed Employees to be employed following the Initial Closing by the Purchaser or the Target Group (the “Target Employees”). If the Purchaser requests additional information about a Target Employee, such as the Target Employee’s legal name, identification number, base salary and bonus opportunities, date of hire and work location, the Seller shall provide such information to the Purchaser with such Target Employee’s consent. The Seller shall provide the Purchaser with reasonable assistance in interviewing the Business Employees on the Employee List, including holding joint recruitment events with the Purchaser upon prior notice by the Purchaser.

(b) Prior to the Initial Closing, the Seller shall provide the Purchaser with reasonable assistance in seeking the consent of the Target Employees with respect to the transfer of their respective employment relationship to, at the Purchaser’s election, a Target Entity, the Purchaser or its Affiliates, or the maintenance of employment relationship with the Target Group, as applicable. If the number of Target Employees who have been issued offers of employment by the Purchaser or its Affiliates and who consent to the transfer of their employment relationship to the Target Group or the maintenance of employment relationship with the Target Group, as the case may be (such Target Employees, the “Recruited Employees”) is less than 104, the Seller shall provide the Purchaser with reasonable assistance in hiring such number of new employees (the “New Employees”) equal to the shortfall between 104 and the number of Recruited Employees, and each of Seller and Purchaser shall bear fifty percent (50%) of the recruitment-related fees (including any fees paid or payable to third party hiring platforms or head hunters) incurred in connection with the foregoing.

(c) Prior to the Initial Closing, the Seller shall use reasonable best efforts to facilitate (i) the employment of any Recruited Employee who is employed by the Retained Entities as of the date hereof to be transferred to, at the Purchaser’s election, a Target Entity, the Purchaser or its Affiliates and (ii) the employment of any Non-Business Employee or Excluded Business Employee who is employed by a Target Entity to be transferred to a member of the Seller Group to be designated by the Seller other than a Target Entity.

Section 8.02 No Service Credit; No Breach of Confidentiality; Ownership of Intellectual Property Rights.

(a) The Seller shall, and shall procure relevant the Retained Entities to, pay each Recruited Employee his or her salary or wages earned between the date hereof and the date on which the employment of such Recruited Employee is transferred to the Target Group, the Purchaser or its Affiliates in accordance with Section 8.01(c)(i). For the avoidance of doubt, each Recruited Employee’s service with relevant Retained Entity will not be credited as service with the Purchaser or any of the Purchaser’s Subsidiaries, and Purchaser, its Affiliates and the Target Group shall not be responsible for any severance or termination compensation payments in connection with such non-credited service.

(b) The Seller acknowledges that (i) in the course of the employment of the Recruited Employees with the Target Business Entities, they may have access to certain confidential information and trade secrets related to the Business, and (ii) nothing in the Transaction Documents is intended to prevent the Recruited Employees’ lawful use of any knowledge, skills, and experience related to the Business lawfully gained during their employment with the Target Business Entities in their subsequent employment with the Target Group.

(c) The Seller acknowledges that, (i) the Recruited Employees may, in the course of their employment with Target Group, develop certain Intellectual Property Rights related to the Business, and (ii) such Intellectual Property Rights related to the Business shall be the property of the Target Group regardless of whether the Recruited Employees use any knowledge, skills, and experience related to the Business gained during their employment with the Target Business Entities.

Section 8.03 Employee Communications. Prior to making any written communications to the Business Employees prior to the Initial Closing pertaining to compensation or benefit matters that are affected by the Transactions, the Seller shall provide the Purchaser with a copy of the intended communication, and the Seller shall take into account the comments provided by the Purchaser, if any, prior to making any such written communications.

Section 8.04 No Third Party Beneficiaries. This Article VIII shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Article VIII, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Article VIII.

ARTICLE IX

TAX MATTERS

Section 9.01 Liability for Taxes.

(a) The Seller shall be liable for and indemnify the Purchaser for all Taxes for any taxable year or period that ends on or before the Initial Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on and including the Initial Closing Date, including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of companies that includes or included any Target Entity and Taxes resulting from any Target Entity ceasing to be a member of the Seller Group, in each case imposed on any Target Entity or the Business or for which any Target Entity may otherwise be held liable. The Seller shall be entitled to any refund of Taxes of any Target Entity or the Business received for such periods.

(b) The Purchaser shall be liable for and indemnify the Seller for the Taxes of any Target Entity for any taxable year or period that begins after the Initial Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period beginning after the Initial Closing Date. The Purchaser shall be entitled to any refund of Taxes of any Target Entity or the Business received for such periods.

Section 9.02 Filing of Tax Returns.

(a) The Seller shall prepare and file (or cause to be prepared and filed) when due all Tax Returns that are (i) required to be filed by a Target Entity prior to the Initial Closing Date or (ii) are required to be filed by a Target Entity after the Initial Closing Date on an affiliated, consolidated, combined or unitary basis with the Seller or with at least one Affiliate of the Seller that is not a Target Entity (the “Seller Tax Returns”). The Seller shall pay any Taxes shown as due on any Seller Tax Return. The Purchaser shall be entitled to review the relevant portions of any Seller Tax Return that could affect any Tax liability or tax attribute of the Purchaser or any Target Entity for any period prior to the Initial Closing.

(b) The Purchaser will prepare and file (or cause to be prepared and filed) when due all Tax Returns of the Target Group required to be filed after the Initial Closing Date (other than the Seller Tax Returns) and will pay any Taxes shown as due on any such Tax Return.

Section 9.03 Straddle Periods. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Initial Closing Date shall be deemed to be:

(a) In the case of Taxes imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Initial Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b) In the case of Taxes not described in (a) above, the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Initial Closing Date.

Section 9.04 Cooperation. Each of the Seller and the Purchaser agree that it will, and will cause its respective Affiliates to, furnish or cause to be furnished to each other, upon request, such information and assistance relating to the Target Group (including access to books and records) as is reasonably necessary for the preparation and filing of Tax Returns and the prosecution and defense of any Tax Contest. Specifically, the Seller shall provide the Purchaser all supporting documentation regarding the tax treatment of the Reorganization that would be required by the Purchaser in preparing and filing any Tax Return for any Target Entity. The Seller and the Purchaser shall cooperate with each other in the conduct of any Tax Contest and all other Tax matters relating to the Target Group. The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

Section 9.05 Transfer Taxes. Any Transfer Taxes that are, or become, due and payable as a result of the Transactions (except for the Reorganization), to the extent imposed by Law on a Party, shall be borne by such Party. Except as set forth in Section 9.04, any Tax Returns that must be filed in connection with any Transfer Taxes will be prepared by the party that is responsible for filing such Tax Returns pursuant to the applicable Law under and according to which the respective Tax Returns are due to be filed. The party legally responsible for remitting Transfer Taxes to a Governmental Authority shall timely remit the amount of any such Transfer Taxes to the proper Governmental Authority. The parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes.

Section 9.06 Other Tax Matters.

(a) The Seller or any of its Affiliates shall furnish to the Purchaser or any Target Entity necessary information regarding the Reorganization as required in preparing and filing a Tax Return by the Purchaser or any Target Entity.

(b) Notwithstanding anything herein to the contrary, the Seller shall be liable for and indemnify the Purchaser for all Taxes imposed on any Target Entity, or for which any Target Entity may otherwise by liable, as a consequence of the Reorganization, whether such Taxes are imposed, or the Tax Returns for such Taxes are required to be filed, before on or after the Initial Closing Date.

Section 9.07 Survival of Obligations. The obligations of the Parties set forth in this Article IX shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE X

CONDITIONS TO THE PURCHASER’S OBLIGATION

Section 10.01 Closing Conditions to Each Closing. The obligation of the Purchaser hereunder to consummate the transactions contemplated by this Agreement at each Closing shall be subject to the satisfaction or waiver by the Purchaser of each of the following conditions:

(a) Bring-Down of Fundamental Representations and Warranties; Covenants.

(i) Each representation and warranty made by the Seller in Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.13, Section 5.24, Section 5.30, Section 5.32 and Section 5.33 shall be true and correct in all respects as of the date of this Agreement and as of each Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date).

(ii) The Seller shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Seller at or prior to each Closing Date, except for such non-compliance which would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

(b) No Action. No Law or Judgment enacted, issued, promulgated, enforced or entered by or with any Governmental Authority with competent jurisdiction, shall have enjoined, prohibited or altered the terms of the Transactions or had the effect of making the Transaction illegal, and no Proceeding challenging any Transaction Document or the Transactions, or seeking to prohibit, alter, prevent or delay the Transaction or any Closing, shall have been instituted or being pending before any Governmental Authority.

(c) [Reserved]

(d) NYSE Listing Authorization. The Purchaser shall have received the NYSE Listing Authorization for the applicable Consideration Shares at or prior to each Closing Date (and that such NYSE Listing Authorization is not withdrawn prior to each Closing Date).

(e) HKSE Listing Approval. The Purchaser shall have received the HKSE Listing Approval for the applicable Consideration Shares at or prior to each Closing Date (and that such HKSE Listing Approval is not withdrawn prior to each Closing Date).

Section 10.02 Additional Closing Conditions to the Initial Closing. The obligation of the Purchaser hereunder to consummate the transactions contemplated by this Agreement at the Initial Closing shall be further subject to the satisfaction or waiver by the Purchaser of the following condition.

(a) Bring-Down of Non-Fundamental Representations and Warranties. Each representation and warranty made by the Seller in Article V (other than those made by the Seller in Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.13, Section 5.24, Section 5.30, Section 5.32 and Section 5.33) shall be true and correct in all respects, as of the date of this Agreement and as of the Initial Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date), except, in each case, where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not have a Seller Material Adverse Effect (it being understood that, for purposes of determining the truthfulness and correctness of such representations and warranties, all “Seller Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

(b) Reorganization. The Reorganization (except for any steps that are specified not to be completed on or prior to the Initial Closing) shall have been consummated in accordance with the Reorganization Plan, the Transaction Documents and applicable Law.

(c) Continuance and No Breach of the Ancillary Agreements.

(i) Each of the Ancillary Agreements (other than the Technology Service Agreement) shall (A) have been entered into on or prior to the Initial Closing Date; (B) continue to be valid and in full force and effect as of the Initial Closing Date; and (C) not have been terminated prior to the Initial Closing Date.

(ii) There shall be no (A) material breach of any covenant and agreement under (x) Section 5.1 or Section 5.2.1.1 of the Strategic Cooperation Agreement, or (y) the Patent Licensing Agreement, or (B) breach of any covenant and agreement under Section 8 of the Strategic Cooperation Agreement, in each case, by the Seller as of the Initial Closing Date.

(d) No Seller Material Adverse Effect. There shall not have occurred any Seller Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, would reasonably be expected to result in any Seller Material Adverse Effect.

(e) Closing Deliverables. The Seller shall have delivered to the Purchaser each document as set forth under Section 4.02(a) (other than the documents specified not to be closing deliverables for the purpose of this Section 10.02 in the Reorganization Plan).

Section 10.03 Additional Closing Conditions to the SOP Closing. The obligation of the Purchaser hereunder to consummate the transactions contemplated by this Agreement on the SOP Closing Date shall be further subject to the satisfaction or waiver by the Purchaser of the following condition:

(a) Continuance and No Breach of the Ancillary Agreements.

(i) Each of the Ancillary Agreements shall (A) have been entered into on or prior to the SOP Closing Date; (B) continue to be valid and in full force and effect as of the SOP Closing Date; and (C) not have been terminated prior to the SOP Closing Date.

(ii) There shall be no (A) material breach of any covenant and agreement under (x) Section 5.1 or Section 5.2.1.1 of the Strategic Cooperation Agreement, or (y) the Patent Licensing Agreement, or (z) the Technology Service Agreement; or (B) breach of any covenant and agreement under Section 8 of the Strategic Cooperation Agreement, in each case, by the Seller as of the SOP Closing Date.

(b) Milestone. The SOP Milestone shall have been reached.

(c) Closing Deliverables. The Seller shall have delivered to the Purchaser each document as set forth under Section 4.02(c).

Section 10.04 Additional Closing Conditions to the Earn-Out Closings. The obligation of the Purchaser hereunder to consummate the transactions contemplated by this Agreement on each Earn-Out Closing Date shall be further subject to the satisfaction or waiver by the Purchaser of each of the following conditions:

(a) Continuance and No Breach of the Ancillary Agreements.

(i) Each of the Ancillary Agreements shall (A) have been entered into on or prior to the respective Earn-Out Closing Date; (B) continue to be valid and in full force and effect as of the respective Earn-Out Closing Date; and (C) not have been terminated prior to the respective Earn-Out Closing Date.

(ii) There shall be no (A) material breach of any covenant and agreement under (x) Section 5.1 or Section 5.2.1.1 of the Strategic Cooperation Agreement, or (y) the Patent Licensing Agreement, or (z) the Technology Service Agreement; or (B) breach of any covenant and agreement under Section 8 of the Strategic Cooperation Agreement, in each case, by the Seller as of each Earn-Out Closing Date.

(b) Milestone. The First Earn-Out Period Milestone or the Second Earn-Out Period Milestone, as the case may be and as determined in accordance with the mechanism set forth in Appendix B, shall have been reached.

(c) Closing Deliverables. The Seller shall have delivered to the Purchaser each document as set forth under Section 4.02(e), in case of a Tranche 1 Earn-Out Closing, or Section 4.02(g), in case of a Tranche 2 Earn-Out Closing.

ARTICLE XI

CONDITIONS TO THE SELLER’S OBLIGATION

Section 11.01 Closing Conditions to Each Closing. The obligation of the Seller hereunder to consummate the transactions contemplated hereby at each Closing shall be subject to the satisfaction or waiver by the Seller, of each of the following conditions:

(a) Bring-Down of Fundamental Representations and Warranties; Covenants

(i) Each representation and warranty made by the Purchaser in Section 6.01, Section 6.02, Section 6.04, Section 6.05, Section 6.11 and Section 6.12 shall be true and correct in all respects as of the date of this Agreement and as of each Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date).

(ii) The Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to each Closing Date, except for such non-compliance which would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect (it being understood that, for purposes of determining the truthfulness and correctness of such representations and warranties, all “Purchaser Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

(b) No Action. No Law or Judgment enacted, issued, promulgated, enforced or entered by or with any Governmental Authority with competent jurisdiction, shall have enjoined, prohibited or altered the terms of Transactions or had the effect of making the Transaction illegal, and no Proceeding challenging any Transaction Document or the Transactions, or seeking to prohibit, alter, prevent or delay the Transactions or any Closing, shall have been instituted or being pending before any Governmental Authority.

(c) No Purchaser Material Adverse Effect. After the date hereof, there shall not have occurred any Purchaser Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, would reasonably be expected to result in any Purchaser Material Adverse Effect.

(d) NYSE Listing Authorization. The Purchaser shall have received the NYSE Listing Authorization for the applicable Consideration Shares at or prior to each Closing Date (and that such NYSE Listing Authorization is not withdrawn prior to each Closing Date).

(e) HKSE Listing Approval. The Purchaser shall have received the HKSE Listing Approval for the applicable Consideration Shares at or prior to each Closing Date (and that such HKSE Listing Approval is not withdrawn prior to each Closing Date).

(f) No Stop Order. No stop order suspending the qualification or exemption from qualification of ADSs from trading on the NYSE or of Class A Ordinary Shares from trading on the HKSE shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

(g) Closing Deliverables. The Purchaser shall have delivered to the Seller each document as set forth under Section 4.02(b), in case of the Initial Closing, Section 4.02(d), in case of the SOP Closing, Section 4.02(f), in case of any Tranche 1 Earn-Out Closing, and Section 4.02(h), in case of any Tranche 2 Earn-Out Closing.

Section 11.02 Additional Closing Conditions to the Initial Closing. The obligation of the Seller hereunder to consummate the transactions contemplated by this Agreement at the Initial Closing shall be subject to the satisfaction or waiver by the Seller, of the following conditions:

(a) Bring-Down of Non-Fundamental Representations and Warranties. Each representation and warranty made by the Purchaser in Article VI (other than those made in Section 6.01, Section 6.02, Section 6.04, Section 6.05, Section 6.11 and Section 6.12) shall be true and correct in all respects as of the date of this Agreement and as of the Initial Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date), except, in each case, where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereunder.

(b) Ancillary Agreements.

(i) Each of the Ancillary Agreements (other than the Technology Service Agreement) shall (A) have been entered into on or prior to the Initial Closing Date; (B) continue to be valid and in full force and effect as of the Initial Closing Date; and (C) not have been terminated prior to the Initial Closing Date.

(ii) There shall be no material breach of any covenant and agreement under the Patent Licensing Agreement by the Purchaser as of the Initial Closing Date.

ARTICLE XII

TERMINATION

Section 12.01 Termination. Subject to Section 12.02, this Agreement may be terminated and the Transactions may be abandoned prior to the Initial Closing Date:

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser or the Seller, upon written notice to the other Party, if any Law, or any final, non-appealable injunction or order shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of prohibiting and making the consummation of the Transactions illegal or otherwise prohibited;

(c) by written notice from the Purchaser to the Seller prior to the Initial Closing Date if there has been a breach of any representation, warranty, covenant or agreement by the Seller under this Agreement that would give rise to the failure of any condition set forth in Section 10.01 and Section 10.02, and such breach is not cured within thirty (30) days of receipt of written notice thereof from the Purchaser; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 12.01(c) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(d) by written notice from the Seller to the Purchaser prior to the Initial Closing Date if there has been a breach of any representation, warranty, covenant or agreement by the Purchaser under this Agreement that would give rise to the failure of any condition set forth in Section 11.01 and Section 11.02, and such breach is not cured within thirty (30) days of receipt of written notice thereof from the Seller; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 12.01(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(e) by the Purchaser or the Seller, upon written notice to the other Party, if the Initial Closing has not occurred as of the Long Stop Date, provided, however, that the right to terminate this Agreement under this Section 12.01(e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Initial Closing to occur on or prior to such closing date.

Section 12.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 12.01, written notice thereof shall be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties; provided that (a) nothing herein affects a party’s accrued rights and obligations at termination; (b) nothing herein shall relieve any Party from liability for any breach of this Agreement that occurred before such termination and (c) the provisions of Section 7.12, Section 7.13, this Article XII, Article XIII and Article XIV shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article XII and Article IX shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of Article IX.

ARTICLE XIII

INDEMNIFICATION

Section 13.01 Survival.

(a) Other than the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.13, Section 5.24, Section 5.30, Section 5.33, Section 6.01, Section 6.02, Section 6.04, Section 6.05, Section 6.11 and Section 6.12 which shall survive until the expiration of the applicable statute of limitations, representations and warranties of the Parties set forth in Article V and Article VI shall survive the Initial Closing until the second (2nd) anniversary of the Initial Closing Date.

(b) All of the covenants or other agreements of the Parties contained in this Agreement shall survive each of the Initial Closing, the SOP Closing, the Tranche 1 Earn-Out Closings and the Tranche 2 Earn-Out Closings until fully performed in accordance with their terms. Notwithstanding Section 13.01(a) and the foregoing, if any claim with respect to Section 13.01(a) or the foregoing matters is made prior to the applicable survival date, then such survival date shall be extended, and such provision shall survive, but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate.

Section 13.02 General Indemnification.

(a) The Seller, from and after the Initial Closing, the SOP Closing, the Tranche 1 Earn-Out Closings and the Tranche 2 Earn-Out Closings, shall defend, protect, indemnify and hold harmless the Purchaser, its Affiliates and their respective officers, directors, employees and agents (collectively, “Purchaser Indemnified Persons”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (including reasonable attorneys’ fees and disbursements) in connection therewith (collectively, the “Indemnified Liabilities”), incurred by the Purchaser as a result or consequence of or arising out of: (i) any misrepresentation or breach of any representation or warranty made by the Seller in this Agreement;(ii) any breach of any covenant, agreement or obligation of the Seller contained in this Agreement; (iii) the Excluded Liabilities or the assertion thereof against any of the Purchaser Indemnified Persons (the “Excluded Liabilities Assertion”); (iv) the Reorganization (the “Reorganization Liabilities”); or (v) any claim or determination by the Mainland China Tax Authority that the Purchaser be responsible for any withholding or deduction in respect of delivery of Consideration Shares under this Agreement (and any related penalties, charges, surcharges, fines and interest relating thereto) (the “Withholding Tax Liabilities”).

(b) The Purchaser, from and after the Initial Closing, the SOP Closing, the Tranche 1 Earn-Out Closings and the Tranche 2 Earn-Out Closings, shall defend, protect, indemnify and hold harmless the Seller, its Affiliates and their respective officers, directors, employees and agents (collectively, “Seller Indemnified Persons”) from and against any and all Indemnified Liabilities incurred by the Seller as a result of or arising out of (i) any misrepresentation or breach of any representation or warranty made by the Purchaser in this Agreement, (ii) any breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement, or (iii) the Assumed Liabilities or the assertion thereof against any of the Seller Indemnified Persons.

Section 13.03 Limitation to Liability. Notwithstanding anything to the contrary in this Agreement and except in the case of fraud or deliberate breach by a Party in connection with the Transactions:

(a) no claim for indemnification may be asserted nor may any Proceeding be commenced against either Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Proceeding is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or proceeding on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Proceeding is based ceases to survive as set forth in Section 13.01. In the event that a notice of claim for indemnification under this Article XIII has been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved in accordance with the provisions hereof;

(b) the Seller shall not be liable to the Purchaser for any Indemnified Liabilities (i) unless and until the aggregate amount of such Indemnified Liabilities in respect of the indemnification hereunder exceeds US$5,000,000 and once such amount has been exceeded, the Seller shall be liable for the aggregate amount of all Indemnified Liabilities and not merely the excess, and (ii) unless and until the amount of Indemnified Liabilities arising from any particular inaccuracy in or breach of any representation and warranty exceeds US$500,000, provided that, the limitation to the Seller’s liabilities under this Section 13.03(b) shall not apply to any breach of any representation or warranty made by the Seller under Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.13, Section 5.15, Section 5.24, Section 5.30, Section 5.32 or Section 5.33, the Excluded Liabilities Assertion, the Reorganization Liabilities or the Withholding Tax Liabilities;

(c) the Seller shall have no liabilities or obligations under this Article XIII from and after the aggregate amount of all Indemnified Liabilities exceeds the then applicable Seller Indemnity Cap. The “Seller Indemnity Cap” means (i) with respect to all claims under this Article XIII (other than claims for Indemnified Liabilities arising out of any breach of any representation or warranty made by the Seller under Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.13, Section 5.15, Section 5.24, Section 5.30, Section 5.32 and Section 5.33, the Reorganization Liabilities, the Excluded Liabilities Assertion and the Withholding Tax Liabilities), an amount equal to US$400,000,000; and (ii) with respect to all claims under this Article XIII arising out of any breach of any representation or warranty made by the Seller under Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.13, Section 5.15, Section 5.24, Section 5.30, Section 5.32 and Section 5.33, an amount equal to the market value of the Consideration Shares issued to and received by the Seller on the date immediately before the date on which the Seller receives written notice of the relevant claim (calculated by multiplying the number of the Consideration Shares issued to and received by the Seller by the per-share twenty-day volume weighted average trading price on the NYSE on the trading day immediately before the date on which the Seller receives written notice of the relevant claim, accounting for the then current ADS-to-share ratio (the “Market Value”)), provided that, if the Market Value is less than US$400,000,000, the Seller Indemnity Cap with respect to all claims under this Article XIII arising out of any breach of any representation or warranty made by the Seller under Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.13, Section 5.15, Section 5.24, Section 5.30, Section 5.32 and Section 5.33 shall be US$400,000,000; provided further that if the Market Value exceeds US$700,000,000, the Seller Indemnity Cap with respect to all claims under this Article XIII arising out of any breach of any representation or warranty made by the Seller under Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.13, Section 5.15, Section 5.24, Section 5.30, Section 5.32 and Section 5.33 shall be US$700,000,000;

(d) the Purchaser shall not be liable to the Seller for any Indemnified Liabilities (i) unless and until the aggregate amount of such Indemnified Liabilities in respect of the indemnification hereunder exceeds US$5,000,000 and once such amount has been exceeded, the Purchaser shall be liable for the aggregate amount of all Indemnified Liabilities and not merely the excess, and (ii) unless and until the amount of Indemnified Liabilities arising from any particular inaccuracy in or breach of any representation and warranty exceeds US$500,000;

(e) the Purchaser shall have no liabilities or obligations under this Article XIII from and after the aggregate amount of all Indemnified Liabilities exceeds (i) with respect to all claims under this Article XIII (other than claims for Indemnified Liabilities arising out of any breach of any representation or warranty made by the Purchaser under Section 6.01, Section 6.02, Section 6.04, Section 6.05, Section 6.11 and Section 6.12), an amount equal to US$400,000,000, and (ii) with respect to all claims under this Article XIII arising out of any breach of any representation or warranty made by the Seller under Section 6.01, Section 6.02, Section 6.04, Section 6.05, Section 6.11 and Section 6.12, an amount equal to US$550,000,000;

(f) no Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; and

(g) the Party seeking indemnification pursuant to this Article XIII shall use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any Indemnifiable Liabilities subject to indemnification pursuant to this Article XIII promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Indemnifiable Liabilities.

Section 13.04 [Reserved]

Section 13.05 Additional Indemnification Provision. For purposes of this Article XIII, in calculating the amount of Indemnified Liabilities hereunder, any qualifications as to materiality, “Seller Material Adverse Effect”, “Purchaser Material Adverse Effect,” or other similar materiality qualifications included in any representation or warranty hereunder shall be disregarded.

Section 13.06 Exclusive Monetary Remedy. Except for any claim for fraud, willful breach or intentional misconduct and as otherwise provided for in this Agreement, from and after the Initial Closing, the SOP Closing, the Tranche 1 Earn-Out Closings and the Tranche 2 Earn-Out Closings, a claim for indemnification pursuant to this Article XIII shall be the sole and exclusive monetary remedy of any Party for any claims against the other Party arising out of or resulting from this Agreement.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Obligations of the Seller. Whenever this Agreement requires any member of the Seller Group to take any action, that requirement shall be deemed to impose an obligation on the Seller to cause such member of the Seller Group to take such action. Whenever this Agreement requires any Target Entity to take any action after the Initial Closing, that requirement shall be deemed to impose an obligation on the Purchaser to cause such Target Entity to take such action.

Section 14.02 Expenses. Except as otherwise provided in this Agreement and the other Transaction Documents, each Party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and Transactions.

Section 14.03 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

Section 14.04 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding the breach, termination or validity thereof shall be finally resolved by arbitration administered by the HKIAC under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The seat of arbitration shall be Hong Kong.

(a) The number of arbitrators shall be three. Each side in dispute shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the HKIAC. The arbitrators shall be appointed in accordance with the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.

(b) The language to be used in the arbitration proceedings shall be English.

(c) Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the Parties and (iii) enforceable in any court of competent jurisdiction, and the Parties agree to be bound thereby and to act accordingly.

(d) In the event a dispute is referred to arbitration hereunder, the Parties shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(e) It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 14.05 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 14.06 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 14.07 Entire Agreement. This Agreement, the Ancillary Agreements, together with all the annexes, appendices, schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties in respect of the subject matter hereof and thereof.

Section 14.08 Notices. Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) one (1) Business Day after deposit with an internationally recognized overnight courier service; in each case properly addressed to the party to receive the same; or (c) upon dispatch, when sent by electronic mail, provided that the sender of such email shall not have, within 24 hours after such electronic mail is sent, received any automated response that such electronic mail is undeliverable to the intended recipient or the delivery is being delayed. The addresses for such communications shall be:

If to the Purchaser:

XPeng Inc.
Address:	No. 8 Songgang Road
Changxing Street, Cencun
Tianhe District
Guangzhou
PRC
Email:	[REDACTED]
Attention:	Mr. Yeqing Zheng

with a copy (for informational purposes only) to:

Sullivan & Cromwell (Hong Kong) LLP
Address:	20/F, Alexandra House
18 Chater Road
Central, Hong Kong
Email:	[REDACTED]
Attention:	Mr. Kay Ian Ng and Mr. Ching-Yang Lin

If to the Seller or the Target HoldCo:

Da Vinci Auto Co. Limited

Address:	c/o DiDi Global Inc.
Building 2, Huanpu International Science and Technology Innovation Park
No. 12, Anxiang Street
Shunyi District, Beijing
PRC
E-mail:	[REDACTED]
Attention:	Mr. Jun Yang

with a copy (for informational purposes only) to:

Skadden, Arps, Slate, Meagher & Flom
Address:	42/F Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Email:	[REDACTED]
Attention:	Ms. Haiping Li

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 14.08 by giving the other parties written notice of the new address in the manner set forth above.

Section 14.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. A Person that is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement.

Section 14.10 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, however, that the Seller may designate, by written notice to the Purchaser no later than ten (10) Business Days prior to any Closing, a wholly-owned Subsidiary of the Seller (the “Seller Designee”), to be registered as the owner of the Consideration Shares at the respective Closing, provided further that the designation of any Seller Designee shall not absolve the Seller from its obligations under this Agreement, and any Seller Designee shall be bound by all provisions of this Agreement applicable to the Seller.

Section 14.11 Construction. Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 14.12 Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 14.13 Adjustment of Share Numbers. If there is a subdivision, split, share dividend, combination, reclassification or similar event with respect to any of the Target Shares and the Consideration Shares, then the numbers and types of shares of such Target Shares or Consideration Shares referred to in this Agreement shall be adjusted to the number and types of shares that a holder of such number of shares would own or be entitled to receive as a result of such event if such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

Section 14.14 Specific Performance. The Parties acknowledge and agree that irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the Parties shall be entitled to injunction and other equitable remedies, including specific performance of the terms and provisions of this Agreement, without posting any bond or other undertaking.

Section 14.15 Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Parties. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 14.15 shall be binding upon the Parties and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

XPeng Inc.

By:	/s/ Xiaopeng He
	Name:	Xiaopeng He
	Title:	Chairman and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

DiDi Global Inc.

By:	/s/ CHENG Wei
	Name:	CHENG Wei
	Title:	Authorized Signatory

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

Da Vinci Auto Co., Limited

By:	/s/ CHENG Wei
	Name:	CHENG Wei
	Title:	Authorized Signatory

Signature Page to Share Purchase Agreement